EXHIBIT 1A(5)(a)
                      SPECIMENT POLICY WITH OPTIONAL RIDERS
                    FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE
                                  ("FLEX EDGE")

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       INSURED   JOHN PHOENIX                45 MALE   ISSUE AGE
                                                       AND SEX
POLICY NUMBER    11900015           JANUARY 15, 1995   POLICY DATE

 FACE AMOUNT     $100,000.00        JANUARY 15, 2045   POLICY
                                                       MATURITY DATE*



DEAR POLICYOWNER:

We agree to pay the benefits of this policy in accordance with its provisions. It is important to us that you are satisfied with your policy and that it meets your insurance goals. For service or information on this policy, contact the agent who sold the policy, any of our agency offices, or our Variable and Universal Life Division at the following address:

          PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
          UNDERWRITING AND ISSUE DEPARTMENT
          100 BRIGHT MEADOW BOULEVARD
          P.O. BOX 1900
          ENFIELD, CT 06083-19OO

RIGHT TO CANCEL. You have the right to cancel this policy within a limited time after the policy is delivered to you. The policy may be cancelled by returning the policy to us at our Variable and Universal Life Division before the later of:

1.  10  days after the policy is delivered to you; or
2.  10  days after a Notice of Right to Cancel is delivered to you; or
3.  45  days after Part 1 of the application is signed;

for a refund of:

1.  the policy value less debt, if any; plus
2. any monthly deductions, partial surrender fees, and other charges made under the policy.

The policy value and debt will be determined as of the nearest Valuation Date coincident with or following the date we receive the returned policy at our Variable and Universal Life Division.

Signed for Phoenix Home Life Mutual Insurance Company at its Main Administrative Office in Hartford, Connecticut.

                                        Sincerely yours,


/s/ Dona D. Young                              /s/ Robert W. Fiondella
   Secretary                                   Chief Executive Officer

                                    Registrar

            FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 7 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.

                          ELIGIBLE FOR ANNUAL DIVIDENDS

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                                  SCHEDULE PAGE
                                BASIC INFORMATION

     INSURED JOHN PHOENIX                    45 MALE   ISSUE AGE
                                                       AND SEX
POLICY NUMBER    11900015           JANUARY 15, 1995   POLICY DATE

 FACE AMOUNT     $100,000.00        JANUARY 15, 2045   POLICY
                                                       MATURITY DATE*


OWNER AS STATED IN THE APPLICATION UNLESS LATER CHANGED.

DEATH BENEFIT OPTION: DEATH BENEFIT   OPTION 1  OR AS LATER CHANGED AS PROVIDED
HEREIN.


BENEFICIARY AS STATED IN THE APPLICATION UNLESS LATER CHANGED.


                                    PREMIUMS
                                    --------

ISSUE PREMIUM:       $7,800.00

SUBSEQUENT PLANNED SEMI-ANNUAL PREMIUM:

TOTAL PREMIUM LIMIT: GREATER OF      $51,248.25** AND RESULT OF  $4,228.91
                     MULTIPLIED BY THE NUMBER OF POLICY YEARS (OR FRACTION THEREOF) AFTER JANUARY 15, 1995

PREMIUM DUE DATES:    ISSUE PREMIUM DUE ON       POLICY DATE       AND
                      SUBSEQUENT PLANNED PREMIUMS PAYABLE ON THE FIRST
                      DAY OF EACH SIX MONTHS THEREAFTER UNTIL MATURITY DATE.

               SUB-ACCOUNT ALLOCATION SCHEDULE ON THE POLICY DATE
               --------------------------------------------------

                                           MONTHLY
      SUB-ACCOUNT***          PREMIUMS      DEDUCTIONS****
     MONEY MARKET               0.0%               NONE
     GROWTH                     0.0%               NONE
     BOND                       0.0%               NONE
     GUARANTEED INTEREST        0.0%               NONE
     TOTAL RETURN               0.0%               NONE
     INTERNATIONAL             40.0%               PROPORTIONATE
     BALANCED                  60.0%               PROPORTIONATE

   * THE MATURITY DATE IS THE LATEST DATE THAT THE POLICY WILL TERMINATE. EVEN IF ALL PLANNED PREMIUMS ARE PAID THE POLICY MAY TERMINATE EARLIER THAN THE MATURITY DATE. SEE SECTION ENTITLED "GRACE PERIOD AND LAPSE" IN PART 4 AND "POLICY MATURITY" IN PART 6. ANY SURRENDER VALUE ON THE MATURITY DATE WILL BE PAID TO YOU AS PROVIDED IN THE SECTION ENTITLED "POLICY MATURITY" IN
     PART 6.

  ** THE AMOUNT WILL DECREASE WHEN MONTHLY CHARGES FOR ANY RIDER OR ANY OTHER
     MONTHLY CHARGES CEASE.

 *** SEE NEXT PAGE FOR DESCRIPTION OF SUB-ACCOUNTS.

**** SEE PART 1 FOR DEFINITION OF PROPORTIONATE. SUB-ACCOUNTS MARKED "NONE" WILL
     BE CHARGED WITH A PORTION OF THE MONTHLY DEDUCTION ONLY IF THE SUB-ACCOUNTS MARKED PROPORTIONATE ARE NOT SUFFICIENT TO MAKE THE FULL MONTHLY DEDUCTION.

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                                  SCHEDULE PAGE
                                   (CONTINUED)

     INSURED: JOHN PHOENIX                    POLICY NUMBER: 11900015

                          SEPARATE ACCOUNT SUB-ACCOUNTS

     FUND: THE PHOENIX EDGE SERIES FUND

MONEY MARKET        THE INVESTMENT OBJECTIVE OF THE MONEY MARKET SUB-ACCOUNT IS
                    TO PROVIDE MAXIMUM CURRENT INCOME CONSISTENT WITH CAPITAL
                    PRESERVATION AND LIQUIDITY.


GROWTH THE INVESTMENT OBJECTIVE OF THE GROWTH SUB-ACCOUNT IS TO ACHIEVE INTERMEDIATE AND LONG-TERM GROWTH OF CAPITAL, WITH INCOME AS A SECONDARY CONSIDERATION.


BOND THE INVESTMENT OBJECTIVE OF THE BOND SUB-ACCOUNT IS TO SEEK LONG-TERM TOTAL RETURN BY INVESTING IN A DIVERSIFIED PORTFOLIO OF HIGH YIELD (HIGH RISK) AND HIGH QUALITY FIXED INCOME SECURITIES.


TOTAL RETURN        THE INVESTMENT OBJECTIVE OF THE TOTAL RETURN SUB-ACCOUNT IS
                    TO REALIZE AS HIGH A LEVEL OF TOTAL RATE OF RETURN OVER AN
                    EXTENDED PERIOD OF TIME AS IS CONSIDERED CONSISTENT WITH
                    PRUDENT INVESTMENT RISK.


INTERNATIONAL       THE INVESTMENT OBJECTIVE OF THE INTERNATIONAL SUB-ACCOUNT IS
                    TO SEEK A HIGH TOTAL RETURN CONSISTENT WITH REASONABLE RISK.
                    THE INTERNATIONAL SUB-ACCOUNT INTENDS TO INVEST PRIMARILY IN
                    AN INTERNATIONALLY DIVERSIFIED PORTFOLIO OF EQUITY
                    SECURITIES.  THE INTERNATIONAL PORTFOLIO PROVIDES A MEANS
                    FOR INVESTORS TO INVEST A PORTION OF THEIR ASSETS OUTSIDE
                    THE UNITED STATES.


BALANCED THE INVESTMENT OBJECTIVE OF THE BALANCED SUB-ACCOUNT IS TO SEEK A REASONABLE INCOME, LCNG-TERM CAPITAL GROWTH AND CONSERVATION OF CAPITAL. THE BALANCED SUB-ACCOUNT INTENDS TO INVEST BASED ON COMBINED CONSIDERATIONS OF RISK, INCOME, CAPITAL ENHANCEMENT AND PROTECTION OF CAPITAL VALUE.


GUARANTEED          THE GUARANTEED INTEREST ACCOUNT IS NOT PART OF THE SEPARATE
INTEREST            ACCOUNT.  IT IS ACCOUNTED FOR AS PART OF OUR GENERAL
ACCOUNT             ACCOUNT.  WE WILL CREDIT INTEREST ON ANY AMOUNTS HELD UNDER
                    THE GUARANTEED INTEREST ACCOUNT AT SUCH RATES AS DESCRIBED
                    IN THE SECTION ENTITLED "GUARANTEED INTEREST ACCOUNT" IN
                    PART 5.

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                                  SCHEDULE PAGE
                                   (CONTINUED)

     INSURED: JOHN PHOENIX                   POLICY NUMBER: 11900015

                                SUB-ACCOUNT FEES
                                ----------------

MAXIMUM DAILY MORTALITY AND EXPENSE RISK FEE:

                       0.0000219      (BASED ON ANNUAL RATE OF 0.80%)

MAXIMUM DAILY TAX FEE:  0 OR SUCH GREATER AMOUNT AS MAY BE ASSESSED AS A RESULT
                        OF A CHANGE IN TAX LAWS.


                                 POLICY CHARGES
                                 --------------

ISSUE EXPENSE CHARGE:    $150.00

PREMIUM TAX CHARGE:      AS PROVIDED UNDER CURRENT OR FUTURE LAW OF STATE
                         WHERE POLICYOWNER RESIDES, CURRENTLY 0.175%.

MONTHLY DEDUCTION:       SEE PART 4, "MONTHLY DEDUCTION".  INCLUDES COST OF
                         INSURANCE, ANY RIDER CHARGES, ANY FLAT EXTRA MORTALITY
                         CHARGES AND A MONTHLY ADMINISTRATIVE CHARGE WHICH SHALL
                         NOT EXCEED $10.00 AND IS CURRENTLY SET AT $5.

MAXIMUM TRANSFER CHARGE:      NONE

PARTIAL SURRENDER FEE:  LESSER OF $25.00 OR 2% OF PARTIAL SURRENDER AMOUNT PAID.

SURRENDER CHARGE: SEE TABLE ON NEXT PAGE.

                                  OTHER RATES:
                                  -----------

GUARANTEED INTEREST ACCOUNT:  MINUMUM RATE 4%.

LOAN INTEREST RATE:  8.00% FOR THE FIRST 10 POLICY YEARS OR UNTIL AGE 65
                     WHICHEVER IS SOONER, 7.00% THEREAFTER.

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                                  SCHEDULE PAGE
                                   (CONTINUED)

     INSURED: JOHN PHOENIX                   POLICY NUMBER: 11900015

                                SURRENDER CHARGE


IN POLICY YEARS 1 THROUGH 10 THE FULL SURRENDER CHARGE IS AS DESCRIBED BELOW. THE APPLICABLE SURRENDER CHARGE IN ANY POLICY MONTH IS THE FULL SURRENDER CHARGE MINUS ANY SURRENDER CHARGES PREVIOUSLY PAID, BUT NOT LESS THAN ZERO. IN ALL POLICY YEARS AFTER THE 10TH POLICY YEAR THE SURRENDER CHARGE IS ZERO.

THE FULL SURRENDER CHARGE IN ANY POLICY MONTH DURING POLICY YEARS 1 THROUGH 10 IS THE LESSER OF THE AMOUNT SHOWN BELOW IN THE MAXIMUM SURRENDER CHARGE TABLE AND AN AMOUNT EQUAL TO A PLUS B AS DEFINED BELOW.

     A IS EQUAL TO THE SUM OF (1), (2) AND (3) WHERE,

          (1)  EQUALS 30% OF THE FIRST      $3,362.62  OF   PREMIUMS   PAID;
          (2) EQUALS 10% OF THE PORTION OF CUMULATIVE PREMIUMS PAID IN EXCESS OF $3,362.62 AND NOT GREATER THAN $6,725.24
          (3)  EQUALS 9% OF CUMULATIVE PREMIUMS PAID IN EXCESS OF $6,725.24

     B IS EQUAL TO $1,000.00


                         MAXIMUM SURRENDER CHARGE TABLE
                         ------------------------------




POLICY          SURRENDER      POLICY      SURRENDER   POLICY     SURRENDER
 MONTH             CHARGE       MONTH         CHARGE    MONTH        CHARGE
------          ---------      ------      ---------   ------     ---------

 1- 12           2,681.31        77         2,225.48      99       1,426.45
13-  24          2,681.31        78         2,198.67     100       1,385.70
25-  36          2,681.31        79         2,171.86     101       1,344.94
37-  48          2,681.31        80         2,145.04     102       1,304.18
49-  60          2,681.31        81         2,118.23     103       1,263.43
     61          2,654.49        82         2,091.42     104       1,222.67
     62          2,627.68        83         2,064.60     105       1,181.92
     63          2,600.87        84         2,037.79     106       1,141.16
     64          2,574.05        85         1,997.03     107       1,100.40
     65          2,547.24        86         1,956.28     108       1,059.65
     66          2,520.43        87         1,915.52     109         971.34
     67          2,493.61        88         1,874.77     110         883.04
     68          2,466.80        89         1,834.01     111         794.74
     69          2,439.99        90         1,793.26     112         706.43
     70          2,413.17        91         1,752.50     113         618.13
     71          2,386.36        92         1,711.74     114         529.82
     72          2,359.55        93         1,670.99     115         441.52
     73          2,332.73        94         1,630.23     116         353.21
     74          2,305.92        95         1,589.48     117         264.91
     75          2,279.11        96         1,548.72     118         176.80
     76          2,252.30        97         1,507.96     119          88.30
                                 98         1,467.21     120            .00

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                                  SCHEDULE PAGE
                                   (CONTINUED)

       INSURED: JOHN PHOENIX                 POLICY NUMBER: 11900015


               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                        BASED ON 1980 CSO MORTALITY TABLE
                        PER $1,000 OF NET AMOUNT AT RISK
                      RISK CLASSIFICATION: MALE NON-SMOKER

ATTAINED          MONTHLY    ATTAINED        MONTHLY   ATTAINED      MONTHLY
   AGE*            RATE        AGE*           RATE       AGE*         RATE

     45           0.27670        62          1.28500      79        7.14330
     46           0.29920        63          1.42580      80        7.80580
     47           0.32330        64          1.58500      81        8.54330
     48           0.34920        65          1.76080      82        9.37670
     49           0.37830        66          1.95000      83       10.31580
     50           0.40920        67          2.15500      84       11.34250
     51           0.44580        68          2.37500      85       12.43330
     52           0.48830        69          2.61500      86       13.56670
     53           0.53580        70          2.88580      87       14.73250
     54           0.59080        71          3.19250      88       15.90750
     55           0.65170        72          3.54670      89       17.10750
     56           0.71920        73          3.95330      90       18.34920
     57           0.79080        74          4.41000      91       19.65330
     58           0.86830        75          4.90000      92       21.06250
     59           0.95580        76          5.42170      93       22.63580
     60           1.05330        77          5.97000      94       24.63750
     61           1.16170        78          6.53920



*ATTAINED AGE IS DEFINED IN PART 1.

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                                  SCHEDULE PAGE
                                   (CONTINUED)



     INSURED: JOHN PHOENIX                   POLICY NUMBER: 11900015


                       TABLE OF FACE AMOUNTS OF INSURANCE
                       ----------------------------------

    ISSUE DATE           FACE AMOUNT                RISK CLASSIFICATION

 JANUARY 15, 1995          $100,000.00              MALE NON-SMOKER



                            RIDERS AND RIDER BENEFITS
                            -------------------------


                      RIDER                              PAYABLE       MONTHLY
RIDER DESCRIPTION     DATE        AMOUNT    PREMIUM        TO          CHARGE
-----------------     ----        ------    -------      -------       -------
VR130 TEMPORARY MONEY MARKET ALLOCATION AMENDMENT

VRO8  VARIABLE LIFE   1/15/1995             NONE                       NONE
POLICY EXCHANGE
OPTION RIDER

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                                TABLE OF CONTENTS

PART                                                                        PAGE
  Schedule Page(s)
    Basic Information
    Description of Sub-accounts
    Policy  Charges and Rates
    Table of Surrender Charges
    Table of Face Amounts of Insurance
    Table of Guaranteed Maximum
    Cost of Insurance Rates

    Table of Contents


1.  Definitions...........................................................   1-2

2.  About the Policy......................................................     2
      Effective Date of Insurance.........................................     2
      Entire Contract.....................................................     2
      Dividends...........................................................     2
      Contestability......................................................     2
      Suicide.............................................................     3
      Misstatement of Age or Sex..........................................     3
      Assignments.........................................................     3
      Annual Reports......................................................     3
      Transaction Rules...................................................     3

3.  Rights of Owner.......................................................     4
      Who is the Owner....................................................     4
      What are the Rights of the Owner....................................     4
      How to Change the Owner.............................................     4

4.  Premiums..............................................................     5
      Premium  Allocation to
        Sub-Accounts......................................................     5
      Premium Flexibility.................................................     5
      Total Premium Limit.................................................     5
      Grace Period and Lapse..............................................     6
      Policy Value........................................................     6
      Monthly Deduction...................................................     6

5.  The Accounts..........................................................     7
      Guaranteed Interest Account.........................................     7
      Separate Account....................................................     8
      Voting Rights.......................................................     9
      Share of Separate Account Sub-
        Account Values....................................................     9
      Unit Value..........................................................     9
      Net Investment Factor...............................................     9

6.  Lifetime Benefits.....................................................    10
      Transfers...........................................................    10
      Loans...............................................................    10
      Loan Interest.......................................................    11
      Cash Surrender Value................................................    12
      Full Surrender......................................................    12
      Partial Surrender...................................................    12
      Policy Maturity.....................................................    13
      Additional Insurance Option.........................................    13

7.  Death Benefits........................................................    14
      How Death Benefit is Determined.....................................    14
      Requests for a Decrease in Face
        Amount............................................................    15
      Death Proceeds......................................................    15
      Interest on Death Proceeds..........................................    15
      The Beneficiary.....................................................    16
      How to Change the Beneficiary.......................................    16

8.  Payment Options.......................................................    16
      Who May Elect Payment Options.......................................    16
      How to Elect a Payment Option.......................................    16
      Payment Options.....................................................    17
      (1) Payment in one sum..............................................    17
      (2) Left to earn interest...........................................    17
      (3) Payments for a specified period.................................    17
      (4) Life Annuity with Specified period
          certain.........................................................    17
      (5) Life Annuity....................................................    18
      (6) Payments of specified amount....................................    18
      (7) Joint survivorship annuity w/10
          year period certain.............................................    18
          Additional Interest.............................................    18

9.  Tables of Payment Option Amounts......................................    19

                    PART 1:  DEFINITIONS

ATTAINED AGE        Age of the insured on the birthday nearest the most recent policy anniversary.

DEBT                Unpaid loans against this policy with accrued interest.

GENDER The terms "he," "his" and "him" are applicable without regard to sex. Where proper, "she," "hers" or "her" may be substituted.

IN FORCE            The policy has not terminated.

IN WRITING          In a written form satisfactory to us and filed at our VUL.
(WRITTEN REQUEST)

VUL Our Variable and Universal Life Division. The address is shown on the cover page of this policy.

MONTHLY             The first Monthly Calculation Day of a policy is the same
CALCULATION DAY     day as its Policy Date as shown on the Schedule Page.
                    Subsequent Monthly Calculation Days are the same day for each month thereafter or, if such day does not fall within a given month, the last day of that month will be the Monthly
                    Calculation Day.

PAYMENT DATE        The Valuation Date on which a premium payment or loan
                    repayment is received at our VUL unless it is received after the close of the New York Stock Exchange in which case it will be the next Valuation Date.

POLICY              The anniversary of the Policy Date.
ANNIVERSARY

POLICY DATE         The policy date as shown on the Schedule Page.  It is the
                    date from which policy years and policy anniversaries are measured.

POLICY MONTH        The period from one Monthly Calculation Day up to but not
                    including the next Monthly Calculation Day.

POLICY VALUE        The policy value as defined in Part 4.

POLICY YEAR         The first policy year is the one-year period from the Policy
                    Date to, but not including, the first policy anniversary.
                    Each succeeding policy year is the one-year period from the policy anniversary to but not including the next policy anniversary.

PROPORTIONATE       Amounts allocated to sub-accounts on a proportionate basis are allocated by increasing (or decreasing) this policy's share in the value of the affected sub-accounts so that such shares maintain the same ratio to each other before and after the allocation.

SEPARATE ACCOUNT    Phoenix Home Life Variable Universal Life Account.

SUB-ACCOUNTS        The Guaranteed Interest Account (exclusive of the loaned
                    portion of such account) and the accounts within our Separate Account to which non-loaned assets under the policy are allocated as described in Part 5.

UNIT A standard of measurement, as described in Part 4, used to determine the share of this policy in the value of each sub-account of the Separate Account.

VALUATION DATE      Every day the New York Stock Exchange is open for trading
                    and Phoenix Home Life is open for business.

VALUATION PERIOD    The period in days from the end of one Valuation Date
                    through the next Valuation Date.

WE (OUR, US)        means Phoenix Home Life Mutual Insurance Company.

YOU (YOUR)          The owner of this policy.


                    PART 2: ABOUT THE POLICY

EFFECTIVE DATE      This policy will begin in force on the Policy Date, provided
OF INSURANCE        the issue premium is paid while the insured is alive.

ENTIRE CONTRACT     This policy and the written application of the policyholder, a copy of which is attached to and made a part of the policy, are the entire contract between you and us. Any change in the provisions of the contract, to be in effect, must be signed by one of our executive officers and countersigned by our registrar or one of our executive officers. This policy is issued by us at our Main
                    Administrative Office in Hartford, Connecticut. Any benefits payable under this policy are payable at our Main
                    Administrative Office.

DIVIDENDS           While this policy is in force it will share in our divisible surplus to the extent that we may provide. We do not expect any dividends to be apportioned to this policy. The share to be apportioned to this policy, if any, will be determined annually by us and credited no later than the end of the policy year for which it was determined. You may elect that the dividend be paid to you in cash or applied under any other method mutually agreed to by you and us.

CONTESTABILITY      We rely on all statements made by or for the insured in the written application. These statements are considered to be representations and not warranties. We can contest the validity of this policy and any coverage under it for any material misrepresentation of fact To do so, however, the misrepresentation must be contained in an application and the application must be attached to this policy when issued.

                    We cannot contest the validity of this policy after it has been in force during the insured's lifetime for two years from its Policy Date. If we contest this policy, the death benefit will be limited to the policy value adjusted by the following amounts:

                    a. we add any monthly deductions and any other fees and charges made under this policy;
                    b.   we subtract any debt owed us under this policy.

SUICIDE If within two years from the Policy Date the insured dies by suicide, while sane or insane and while this policy is in force, the amount of death benefit will be limited to the policy value adjusted by the following amounts:

                    a. we add any monthly deductions and any other fees and charges made under this policy;

                    b.   we subtract any debt owed us under this policy.

MISSTATEMENT OF     If the age or sex of the insured has been misstated, any
AGE OR SEX          benefits payable under this policy will be adjusted to
                    reflect the correct age and sex as follows:

                    (A) For adjustments made prior to the insured's death, no change will be made to the then current cost of insurance rates, but subsequent cost of insurance rates will be adjusted to such rates that would apply had this policy been issued based on the correct age and sex.

                    (B) For adjustments made at the time of the insured's death, the death benefit payable will be adjusted to reflect the amount of coverage that would have been supported by the most recent monthly deduction based on the then current cost of insurance rate for the correct age and sex.

ASSIGNMENTS         Except as otherwise provided herein, any or all of the
                    rights in this policy may be assigned. We will not be considered to have notice of any assignment until we receive the original or copy of the assignment at our VUL. We are not responsible for the validity of any assignment.

ANNUAL REPORTS      We will annually send you a report showing for this policy:

                    a. the then current policy value, cash surrender value, death benefit and face amount;

                    b. the premiums paid, and deductions and partial surrenders made since the last report;

                    c.   any outstanding debt;

                    d. an accounting of the change in policy value since the last report; and

                    e. such additional information as required by applicable law or regulation.

TRANSACTION RULES   Requests for transactions involving sub-accounts will
                    usually be processed within 7 days after we receive the written request at our VUL. However, we may at our discretion postpone the payment of any variable death benefit in excess of the initial face amount, any policy loans, partial withdrawals, surrenders or transfers:

                    (A) For up to six months from the date of request, for any transactions dependent upon the value of the Guaranteed Interest Account; or

                    (B) Otherwise, for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make processing such transactions impractical.

                    PART 3: RIGHTS OF OWNER

WHO IS THE OWNER    The owner is the person named as owner in the application, unless later changed as provided in this policy. If you, the owner, are not the insured and you die before the insured, ownership rights in this policy will pass to the successive owner if one has been named, except that if joint owners are designated, this policy would remain with the surviving joint owners until death of the survivors. The insured will be the owner if no other person is named the owner. If more than one person is named as owner, they must act jointly unless you and we agree otherwise.

WHAT ARE THE RIGHTS You control this policy during the insured's lifetime but
OF THE OWNER        not until this policy begins in force.  Unless you and we
                    agree otherwise, you may exercise all rights provided under this policy without the consent of anyone else. These rights include the right to:

                    a. Receive any amounts payable under this policy during the insured's lifetime.

                    b.   Change the owner or the interest of any owner.

                    c. Change the planned premium payment amount and frequency. See Part 4.

                    d. Change the sub-account allocation schedule for premium payments and monthly deductions. See Part 4.

                    e.   Transfer amounts between and among sub-accounts.  See
                         Part 6.

                    f.   Obtain policy loans.  See Part 6.

                    g.   Obtain a partial surrender.  See Part 6.

                    h. Surrender this policy for its cash surrender value. See Part 6.

                    i. Select a payment option for any cash surrender value that becomes payable. See Part 6.

                    j. Request changes in the insurance amount. See Parts 6 and 7.

                    k.   Change the beneficiary of the death benefit.
                         See Part 7.

                    l. Assign, release, or surrender any interest in the policy.

                    You may exercise these rights only while the insured is alive. Exercise of any of these rights will, to the extent thereof, assign, release, or surrender the interest of the insured and all other beneficiaries and owners under this policy.

HOW TO CHANGE       You may change the owner by written request, satisfactory to
THE OWNER           us, filed at our VUL.

                    PART 4: PREMIUMS

PREMIUM ALLOCATION  The issue premium as shown on the Schedule Page is due on
TO SUB-ACCOUNTS     the Policy Date.  The insured must be alive when the issue premium is paid. Thereafter, the amount and payment frequency of planned premiums are as shown on the Schedule
                    Page unless later changed as described below. All premiums are payable in advance at our VUL, except that the issue premium may be paid to an authorized agent of ours for forwarding to our VUL. No benefit associated with any premium shall be provided until it is actually received by us at our VUL.

                    Any premiums received by us at our VUL will be reduced by the premium tax charge stated on the Schedule Page. The issue premium will also be reduced by the issue expense charge shown on the Schedule Page to the extent such premium is sufficient to pay such charge. Any unpaid balance of the issue expense charge will be included as part of the monthly deduction described below until fully paid. Payments received by us during a grace period will also be reduced by the amount needed to cover any monthly deductions during the grace period. The remainder will be applied on the Payment Date to the various sub-accounts based on the premium allocation schedule elected in the application for this policy or as later changed by you. You may change the allocation schedule for premium payments by written notice filed with us at our VUL. Allocations to each sub-account must be expressed in whole percentages unless we agree otherwise.

                    The number of units credited to each sub-account of the Separate Account will be determined by dividing the net premium applied to that sub-account by the unit value of that sub-account on the Payment Date. The number of units credited to each sub-account is carried to 4 decimal places.

PREMIUM FLEXIBILITY Subject to the total premium limit described in the next section and except for the issue premium, you may change the amount and frequency of premium payments while this policy is in force during the lifetime of the insured as follows:

                    a. You may increase or decrease the planned premium amount or payment frequency at any time by written notice to us. We reserve the right to limit increases to such maximums as we may establish from time to time.

                    b.   Additional premium payments may be made at any time.

                    c. Each premium payment made must at least equal $100 or, if during a grace period, the amount needed to prevent lapse of this policy. We reserve the right to reduce this limit.

TOTAL PREMIUM LIMIT The total premium limit is shown on the Schedule Page and is applied to the sum of all premiums received by us for this policy to date, reduced by the sum of all partial surrender amounts paid by us to date. If the total premium limit is exceeded, we will pay you the excess, with interest at an annual rate of not less than 4%, not later than 60 days after the end of the policy year in which the limit was exceeded. The policy value will be adjusted to reflect such refund. The amount to be taken from each sub-account will be allocated in the same manner as provided for monthly deductions unless you in writing request another allocation.

                    The total premium limit may be exceeded if additional premium is needed to prevent lapse under the grace period and lapse provision. The total premium limit may change due to:

                    a.   a partial surrender or a decrease in face amount;

                    b.   addition, cancellation, or change of a rider; or

                    c.   a change in federal tax laws or regulations.

                    If the total premium limit changes, we will send you a Revised Schedule Page reflecting the change. However, we reserve the right to require that this policy be returned to us so that we may endorse the change.

GRACE PERIOD        If on any Monthly Calculation Day during the first policy
AND LAPSE           year the policy value is less than the required monthly
                    deduction, a grace period of 61 days will be allowed for the payment of an amount equal to three times the required monthly deduction. If on any Monthly Calculation Day during any subsequent policy year the cash surrender value is less than the required monthly deduction, a grace period of 61 days will be allowed for the payment of an amount equal to three times the required monthly deduction. This policy will continue in force during any such grace period.
                    We will mail a written notice to you and any assigns at the post office addresses last known to us as to the amount of premium required. If such premium is not paid to us by the end of the grace period this policy will lapse without value, but not before 30 days have elapsed since we mailed our written notice to you. The "date of lapse" will be the Monthly Calculation Day on which the deduction was to be made, and any insurance and rider benefits provided under this policy will terminate as of that date.

POLICY VALUE        The policy value is the sum of the shares of this policy in the value, if any, of each sub-account of the Separate
                    Account and the value of this policy's Guaranteed Interest
                    Account. See Part 5 for an explanation as to how this policy's share in the value of each sub-account of the Separate Account is determined and for a description of the Guaranteed Interest Account.

MONTHLY DEDUCTION   A deduction is made each policy month from the policy value
                    (excluding the value of the loaned portion of the Guaranteed
                    Interest Account) to pay:

                    (a)  the cost of insurance provided under this policy;

                    (b)  any flat extra mortality charges;

                    (c)  the cost of any rider benefits provided;

                    (d)  any unpaid balance of the issue expense charge; and

                    (e) an administrative charge as shown on the Schedule Page. The administrative charge may vary but in no event will exceed the maximum amount shown on the Schedule Page. We will send you a written notice of any change at least 30 days in advance of such change.

                    Deductions are made on each Monthly Calculation Day. If the Monthly Calculation Day is not a valuation date, the monthly deduction for that policy month will be made on the next valuation date.

                    You may request in the application for this policy that monthly deductions not be taken from certain specified sub-accounts. Such a request may later be changed by notifying us in writing but only with respect to future monthly deductions. Monthly deductions will be taken from this policy's share of the remaining sub-accounts exclusive of the loaned portion of the Guaranteed Interest Account, on a proportionate basis. In the event this policy's share in the value of such sub-accounts is not sufficient to permit the withdrawal of the full monthly deduction, the remainder will be taken on a proportionate basis from this policy's share of each of the other sub-accounts exclusive of the loaned portion of the Guaranteed Interest Account.
                    The number of units deducted from each sub-account of the Separate Account will be determined by dividing the portion of the monthly deduction allocated to each such sub-account by the unit value of that sub-account on the Monthly Calculation Day.

                    Each monthly deduction will pay the cost of insurance from the Monthly Calculation Day on which the deduction is made up to but not including the next Monthly Calculation Day. The cost of insurance is equal to the cost of insurance rate for the current policy month divided by 1000 and then multiplied by the result of:

                    (a)  the death benefit on the Monthly Calculation Day; minus

                    (b)  the policy value on the Monthly Calculation Day.

                    The cost of insurance rate for the current policy month is based on the insured's attained age and risk classification. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates on the Schedule Page for the risk classification(s) shown, or such lower rate as we may declare. Any change we make in the declared cost of insurance rates will be uniform by class and based on our future mortality, expense and lapse expectations. The declared cost of insurance rates for an insured will not be affected by a change in the insured's health or occupation.

                    PART 5: THE ACCOUNTS

                    Assets under this policy, may be allocated either to the Guaranteed Interest Account or to any of the sub-accounts of the Separate Account to support the operation of the Separate Account.

GUARANTEED INTEREST The Guaranteed Interest Account is not part of the Separate
ACCOUNT             Account. It is accounted for as part of our General Account.
                    We reserve the right to limit cumulative deposits, including transfers, to the unloaned portion of the Guaranteed Interest Account during any one-week period to no more than $250,000. We will credit interest daily on the amounts allocated under this policy to the Guaranteed Interest Account. The loaned portion of the Guaranteed Interest Account will be credited interest at an effective annual fixed rate of 6%. We will credit interest on the unloaned portion of the Guaranteed Interest Account at such rates as we shall determine but in no event will the effective annual rate of interest on such portion be less than 4%.

                    On the last working day of each week we will set the interest rate that will apply to any net premium or transferred amounts deposited to the unloaned portion of the Guaranteed Interest Account during the following week. A week begins on Saturday and ends on the following Friday. That rate will remain in effect for such deposits, for an initial guarantee period of one full year. Upon expiry of the initial one-year guarantee period, and each subsequent one-year guarantee period thereafter, the rate applicable for any deposits in the unloaned portion of the Guaranteed Interest Account whose guarantee period has just ended shall be the same rate that applies to new deposits to such sub-account made during the week in which the guarantee period expired. Such rate shall likewise remain in effect for such deposits for a subsequent guarantee period of one full year.

                    All transfers, partial surrenders, and deductions from the unloaned portion of the Guaranteed Interest Account will be assessed on a Last-In, First-Out basis based on the date the deposit was initially made to the unloaned portion of such sub-account. At the end of each policy year and at the time of any debt repayment, interest credited to the loaned portion of the Guaranteed Interest Account will be transferred to the unloaned portion of the Guaranteed Interest Account. We reserve the right to add other Guaranteed Interest Accounts, subject, where required, to approval by the issuance of supervisory official of the state where this policy is delivered.

SEPARATE ACCOUNT    The Separate Account has been established by us as a
                    separate account pursuant to Connecticut law and is registered as a unit investment trust under the Investment
                    Company Act of 1940 (1940 Act). Income and realized and unrealized gains and losses from assets in the Separate
                    Account are credited to or charged against it without regard to our other income, gains or losses. We own the Separate
                    Account assets and they are kept separate from the assets of our General Account. Separate Account assets will be valued on each valuation date. The portion of the Separate Account equal to reserves and liabilities for policies supported by the Separate Account will not be charged with any liabilities arising out of our other business. We reserve the right to use assets of the Separate Account in excess of these reserves and liabilities for any purpose.

                    The Separate Account has several sub-accounts available under this policy as shown on the Schedule Page. We have the right to add additional sub-accounts of the Separate Account subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered. We use the assets of the Separate Account to buy shares of the Fund identified on the Schedule Page according to your allocation instructions. The Fund is registered under the 1940 Act as an open-end, diversified management investment company. The Fund has separate Portfolios that correspond to the sub-accounts of the Separate Account. Assets of each such sub-account are invested in shares of the corresponding Fund Portfolio.

                    A Portfolio of the Fund might make a material change in its investment policy. If that occurs, you will be notified of the change. In addition, no change will be made in the investment policy of any of the sub-accounts of the Separate Account without approval of the appropriate insurance supervisory official of our domiciliary state of New York. The approval process is on file with the insurance supervisory official of the state where this policy is delivered. If, in our judgment, a Portfolio of the Fund becomes unsuitable for investment by a sub-account of the Separate Account for any reason, we may substitute shares of another Portfolio of the Fund or shares of another mutual fund. Any such change will be subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered.

VOTING RIGHTS       Although we are the legal owner of the Fund shares, we will vote the shares at regular and special meetings of the shareholders of the Fund in accordance with instructions received from you and the other owners of the policies. Any shares held by us will be voted in the same proportion as voted by you and the other owners of the policies. However, we reserve the right to vote the shares of the Fund without direction from you if there is a change in the law which would permit this to be done.


SHARE OF SEPARATE   The share of this policy in the value of each sub-account of
ACCOUNT SUB-ACCOUNT the Separate Account on a valuation date is the unit value
VALUES              of that sub-account on that day multiplied by the number of this policy's units in that sub-account after all transactions for the valuation period ending on that day have been processed. For any day which does not fall on a valuation date, the share of this policy in the value of each sub-account of the Separate Account is determined using the number of units on that day after all transactions for that day have been processed and the unit values on the next valuation date.


UNIT VALUE          The unit value of each sub-account of the Separate Account was set by us on the first valuation date of each such sub-account. The unit value of a sub-account of the Separate
                    Account on any other valuation date is determined by multiplying the unit value of that sub-account on the just prior valuation date by the Net Investment Factor for that sub-account for the then current valuation period. The unit value of each sub-account of the Separate Account on a day other than a valuation date is the unit value on the next valuation date. Unit values are carried to 6 decimal places. The unit value of each sub-account of the Separate
                    Account on a valuation date is determined at the end of that day.

NET INVESTMENT      The Net Investment Factor for each sub-account of the
FACTOR              Separate Account is determined by the investment performance of the assets held by the sub-account during the valuation period. Each valuation will follow applicable law and accepted procedures. The Net Investment Factor is equal to item (D) below subtracted from the result of dividing the sum of items (A) and (B) by item (C) as defined below.

                    (A) The value of the assets in the sub-account on the current valuation date, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current valuation period.

                    (B) The amount of any dividend (or, if applicable, any capital gain distribution) received by the sub-account if the "ex-dividend" date for shares of the Fund occurs during the current valuation period.

                    (C) The value of the assets in the sub-account as of the just prior valuation date, including accrued net investment income and realized and unrealized capital gains and losses, and including the net value of all transactions during the valuation period ending on that date.

                    (D) The sum of the following daily charges as shown on the Schedule Page, multiplied by the number of days in the current valuation period:

                         1.  the mortality and expense risk charge; and

                         2. the charge, if any, for taxes and reserves for taxes on investment income, and realized and unrealized capital gains.


                         PART 6: LIFETIME BENEFITS

TRANSFERS           You may transfer this policy's value among the sub-accounts of the Separate Account and the unloaned portion of the Guaranteed Interest Account. Unless we agree otherwise, you may make only one transfer per policy year from the unloaned portion of the Guaranteed Interest Account. Transfers from the unloaned portion of the Guaranteed Interest Account will be effectuated by us on the last valuation date to occur in the calendar quarter during which the transfer request was received by us at our VUL. The amount that may be transferred from the unloaned portion of the Guaranteed
                    Interest Account at any one time cannot exceed the higher of $1000 or 25% of the value of this policy in the unloaned portion of that sub-account.

                    We reserve the right to require that such transfers be made by written request. We further reserve the right to permit transfers of less than $500 only if the entire balance in the sub-account is transferred. A transfer charge will be imposed in such amount as stated on the Schedule Page. Any such charge, will be deducted from the sub-accounts from which the amounts are to be transferred in the same proportion as the amounts to be transferred to each sub-account bear to the total amount transferred. We reserve the right to prohibit a transfer to any sub-account where the resultant value of this policy's share in that sub-account immediately after the transfer would be less than $500. We further reserve the right to require that the entire balance of a sub-account be transferred if the share of this policy in the value of that sub-account would, immediately after the transfer, be less than $500.

LOANS While this policy is in force, a loan may be obtained against this policy in any amount up to the available loan value. To obtain a loan this policy must be properly assigned to us as security. We need no other collateral.
                    We reserve the right not to allow loans of less than $500 unless the loans are to pay premiums on another policy issued by us. The loan value on any day during the first 3 policy years is 75% of the result of subtracting the then remaining surrender charge from the then policy value. The loan value on any day after the first 3 policy years is 90% of the result of subtracting the then remaining surrender charge from the then policy value. The "available loan value" is the loan value on the current day less any outstanding debt.

                    The amount of the loan will be added to the loaned portion of the Guaranteed Interest Account and subtracted from this policy's share of the sub-accounts based on the allocation you request at the time of the loan. The total reduction will equal the amount added to the loaned portion of the Guaranteed Interest Account. Unless we agree otherwise, allocations to each sub-account must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each sub-account will be determined in the same manner as provided for monthly deductions.

                    Debt may be repaid at any time during the lifetime of the insured while this policy is in force. Such repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the Guaranteed Interest Account and will be transferred to the unloaned portion of the Guaranteed Interest Account to the extent that loaned amounts taken from such account have not previously been repaid. Otherwise, such balance will be transferred among the sub-accounts you request upon repayment and, if no allocation request is made, we will use your most recent premium allocation schedule on file with us. Any debt repayment received by us during a grace period as described in Part 4 will be reduced to cover any overdue monthly deductions and only the balance applied to reduce the debt. Such balance will also be applied as described to reduce the loaned portion of the Guaranteed Interest Account.

                    While there is any outstanding debt against this policy, any payments received by us for this policy will be applied directly to reduce the debt unless specified as a premium payment. Until the debt is fully repaid, additional debt repayments may be made at any time during the lifetime of the insured while this policy is in force.

                    Failure to repay a policy loan or to pay loan interest will not terminate this policy except as otherwise provided under Grace Period and Lapse in Part 4 when the policy does not have sufficient remaining value to pay the monthly deductions, in which event, that grace period provision will apply.

LOAN INTEREST       Loans will bear interest at an effective annual rate equal to the loan interest rate shown on the Schedule Page and will be compounded daily. Interest will accrue on a daily basis from the date of the loan and is included as part of the debt under this policy. Loan interest will be due on each policy anniversary. If not paid when due, the outstanding accrued interest on that date will be charged as a loan against this policy.

CASH SURRENDER      The cash surrender value of this policy is the policy value
VALUE               as defined in Part 4 less any applicable surrender charge on the date of surrender as stated on the Schedule Page and less any debt.

FULL SURRENDER      You may fully surrender this policy for its cash surrender value by returning this policy to us at our VUL along with a written release and surrender of all claims under this policy signed by you and any assigns. You may do this at any time during the lifetime of the insured while this policy is in force. The written surrender must be in a form satisfactory to us and must include such tax withholding information as we may reasonably require. The surrender will be effective on the "date of surrender" which is the later of the dates on which we receive the returned policy and the written surrender. Upon full surrender all insurance and any rider benefits provided under this policy will terminate. You may direct that we apply the surrender proceeds under any of the Payment Options described in Part
                    8.

PARTIAL SURRENDER   You may obtain a partial surrender of this policy by
                    requesting that a part of this policy's cash surrender value be paid to you. You may do this at any time during the lifetime of the insured while this policy is in force with a written request signed by you and any assigns. We reserve the right to require that this policy first be returned to us before payment is made. A partial surrender will be effective on the date we receive the written request or, if required, the date we receive this policy if later. You may direct that we apply the surrender proceeds under any of the Payment Options described in Part 8.

                    A partial surrender will be denied if the resultant cash surrender value would be less than or equal to zero. We reserve the right not to allow partial surrenders if the resulting death benefit would be less than $25,000 or if the amount of the partial surrender is less than $500. We further reserve the right to require that the entire balance of a sub-account be surrendered and withdrawn if the share of this policy in the value of that sub-account would, immediately after a partial surrender, be less than $500.

                    Upon a partial surrender, the policy value will be reduced by the sum of the following:

                    (A) The partial surrender amount paid. This amount comes from a reduction in this policy's share in the value of each sub-account based on the allocation you request at the time of the partial surrender. If no allocation request is made, the assessment to each sub-account will be made in the same manner as provided for monthly deductions.

                    (B) The partial surrender fee. The fee is the lesser of $25 and 2% of the partial surrender amount paid. The assessment to each sub-account will be made in the same manner as provided for the partial surrender amount paid.

                    (C) A partial surrender charge. This charge is equal to a pro-rata portion of the applicable surrender charge that would apply to a full surrender, determined by multiplying such applicable surrender charge by a fraction equal to the partial surrender amount payable divided by the result of subtracting the applicable surrender charge from the policy value. This amount is assessed against the sub-accounts in the same manner as provided for the partial surrender amount paid.

                    The cash surrender value will be reduced by the partial surrender amount paid plus the partial surrender fee. The face amount of this policy will be reduced by the same amount as the policy value is reduced as described above. We will send you a Revised Schedule Page reflecting this change.

POLICY MATURITY     Unless the policy has already terminated, it will mature on its Maturity Date. Upon written request we will pay you the cash surrender value on that date in one sum, or you may direct that we apply the cash surrender value under any of the various payment options described in Part 8 subject to the conditions stated in that part.

                    The issue premium together with any additional premium payments might not continue the policy in force until the Maturity Date, even if such premiums are paid and no further changes take place. The period for which the policy will continue will depend on the following:

                    (A) the amount of the issue premium, and the timing and amount of any additional premium payments;


                    (B)  changes in the cost of insurance rates;

                    (C) the investment experience of the sub-accounts of the Separate Account;

                    (D)  any policy loans or partial surrenders made.

ADDITIONAL          While this policy is in force and subject to the terms of
INSURANCE           this provision including our receipt of evidence
OPTION              satisfactory to us of the insured's then insurability, you have the option to purchase additional insurance on the same insured under the same plan of insurance as this policy without our assessment of any issue expense charge under the new policy. Except for our waiver of the issue expense charge, the new policy will be based on the same guaranteed rates and charges as are in effect for this plan on the Policy Date of this policy as adjusted for the insured's new attained age and change, if any, in risk classification.
                    The new policy will only include such rider benefits as we may agree based on our rules and practices in effect on the Policy Date of the new policy. The amount of insurance under the new policy, when added to all other insurance with our company on the life of the insured, cannot exceed our total insurance amount limitations in effect on the Policy
                    Date of the new policy.

                    To elect this option, you must file a written application with our VUL. It must be signed by you and the insured. We must also receive:

                    (A) Evidence that you have a satisfactory insurable interest in the life of the insured.

                    (B) Evidence, satisfactory to us, that the insured is then insurable under our established practice in the selection of risks for this plan of insurance, including the new amount applied for and rider benefits requested. Selection of risks includes health and non-health factors.

                    (C) Payment, while the insured is alive, of the full issue premium for the new policy. The payment must equal or exceed our minimum issue premium requirements in effect for this plan on the Policy Date of the new policy.

                    Any exclusions applicable to the new policy will be determined in accordance with our rules and practices in effect on the Policy Date of the new policy. The new policy will not be subject to any assignments or liens against this policy. The owner and the beneficiary under the new policy shall be as requested in the application for the new policy. Any subsequent changes will be governed by the printed provisions of the new policy.

                    The new policy will begin in effect as of the later of:

                    a.   our approval of the application for the new policy;

                    b. payment of the full issue premium due on the new policy.

                    The Policy Date of the new policy will be as shown on the schedule pages of the new policy based on our rules and practices then in effect. The time periods for the suicide and contestability provisions in the new policy will be measured from the Policy Date of the new policy.

                    PART 7: DEATH BENEFITS

HOW DEATH BENEFIT   The death benefit equals this policy's face amount on the
IS DETERMINED       date of the insured's death or, if greater, the minimum
                    death benefit on the date of death as defined below.

                    The minimum death benefit is the policy value on the date of death of the insured increased by the applicable percentage from the table below, based on the insured's attained age at the beginning of the policy year in which the death occurs.

                 Att'd             Att'd          Att'd          Att'd
                 Age       Pct.    Age      Pct.  Age     Pct.   Age    Pct.
                 ---       ---     ---      ---   ---     ---    ---    ---

                Under 40   150%     53      64%    67      18%    81     5%
                   40      150      54      57     68      17     82     5
                   41      143      55      50     69      16     83     5
                   42      136      56      46     70      15     84     5
                   43      129      57      42     71      13     85     5
                   44      122      58      38     72      11     86     5
                   45      115      59      34     73       9     87     5
                   46      109      60      30     74       7     88     5
                   47      103      61      28     75       5     89     5
                   48       97      62      26     76       5     90     5
                   49       91      63      24     77       5     91     4
                   50       85      64      22     78       5     92     3
                   51       78      65      20     79       5     93     2
                   52       71      66      19     80       5     94     1



REQUESTS FOR A      You may request a decrease in face amount at any time after
DECREASE IN         the first policy year. Unless we agree otherwise, the
FACE AMOUNT         decrease requested must at least equal $10,000 and the face amount remaining after the decrease must at least equal
                    $25,000. All requests to decrease the face amount must be in writing and will be effective on the first Monthly
                    Calculation Day following the date we approve the request.
                    We reserve the right to require that this policy first be returned to us before the decrease is made. Upon a decrease in face amount, a partial surrender charge will be deducted from the policy value based on the amount of the decrease.
                    The charge will equal the applicable surrender charge that would then apply to a full surrender multiplied by the result of dividing the decrease in face amount by the face amount of the policy before the decrease. We will send you a Revised Schedule Page reflecting the change.

DEATH PROCEEDS      Upon receipt of due proof at our VUL that the insured died while this policy is in force, we will pay the death proceeds of this policy. The death proceeds equal the death benefit on the date of death, with the following adjustments:

                    (A) We will deduct any debt outstanding against this policy.

                    (B) We will deduct any monthly deductions to and including the policy month of death not already made.

                    (C) We will add any premiums received by us after the Monthly Calculation Day just prior to the date of death and on or before the date of death.

INTEREST ON DEATH   We will pay interest on any death proceeds from the date of
PROCEEDS            the insured's death to the date of payment.  The amount of interest will be the same as would be paid were the death proceeds left for that period of time to earn interest under Payment Option 2.

THE BENEFICIARY     Unless another payment option is elected as described in
                    Part 8, any death proceeds that become payable will be paid in equal shares to such beneficiaries living at the death of the insured as stated in the application for this policy or as later changed. Payments will be made successively in the following order:

                    a.   Primary beneficiaries.

                    b. Contingent beneficiaries, if any, provided beneficiary is living at the death of the insured.

                    c. You or your executor or administrator, provided no primary or contingent beneficiary is living at the death of the insured.

                    Unless otherwise stated the relationship of a beneficiary is the relationship to the insured.

HOW TO CHANGE       You may change the beneficiary under this policy by written
THE BENEFICIARY     notice signed by you and filed with us at our VUL.  When we receive it, the change will relate back and take effect as of the date it was signed. However the change will be subject to any payments made or actions taken by us before we received the notice at our VUL.

                    PART 8: PAYMENT OPTIONS

WHO MAY ELECT       The proceeds of this policy will be paid in one sum unless
PAYMENT OPTIONS     otherwise provided.  As an alternative to payment in one sum as provided under Option 1, any surrender or death proceeds that become payable under an account may be applied under one or more of the alternative income payment options as described in this part or such other payment options as may then be currently available for the policy.

                    Our consent is required for the election of an income payment option by a fiduciary or any entity other than a natural person. Our consent is also required for elections by any assigns or an owner other than the insured if the owner has been changed. You may designate or change one or more beneficiaries who will be the payee or payees under the option elected. You may only do this during the lifetime of the insured. For death proceeds, if no election is in effect when the death benefit becomes payable, the beneficiary may elect a payment option.

                    Unless we agree otherwise, all payments under any option chosen will be made to the designated payee or to his executor or administrator. We may require proof of age of any payee or payees on whose life payments depend as well as proof of the continued survival of any such payee(s).

HOW TO ELECT A      The election of an income payment option must be in a
PAYMENT OPTION      written form satisfactory to us.  Payments may be made on an annual, semi-annual, quarterly or monthly basis provided that each installment will at least equal $25. We also require that at least $1,000 be applied under any income option chosen.

PAYMENT OPTIONS     This section provides a brief description of the various
                    payment options that are available. In Part 9 you will find tables illustrating the guaranteed installment amount provided by several of the options described in this section. The amounts shown for Options 4, 5, and 7 are the minimum monthly payments for each $1,000 applied The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the tables.

                    Option 1 -  Payment in one sum

                    Option 2 -  Left to earn interest

                                We pay interest during the payee's lifetime on the amount left with us under this option as a principal sum. We guarantee that at least one of the versions of this option will provide interest at a rate of at least 3% per year.

                    Option 3 -  Payments for a specific period

                                Equal income installments are paid for a specified period of years whether the payee lives or dies. The first payment will be on the date of settlement. The Option 3 Table shows the guaranteed amount of each installment for monthly and annual payment frequencies. The table assumes an interest rate of 3% per year on the unpaid balance. The actual interest rate is guaranteed not to be less than this minimum rate.

                    Option 4 -  Life annuity with specified period certain

                                Equal installments are paid until the later of:

                                (A)The death of the payee.


                                (B)  The end of the period certain.

                                     The first payment will be on the date of settlement. The period certain must be chosen at the time this option is elected. The periods certain that may be chosen are as follows:

                                (A)  Ten years.

                                (B)  Twenty years.

                                (C)  Until the installments paid refund the
                                     amount applied under this option. If the payee is not living when the final payment falls due, that payment will be limited to the amount which needs to be added to the payments already made to equal the amount applied under this option.

                                If, for the age of the payee, a period certain is chosen that is shorter than another period certain paying the same installment amount, we will deem the longer period certain as having been elected. The life annuity provided under this option is calculated using an interest rate of 3-3/8%, except that any life annuity providing a period certain of twenty years or more is calculated using an interest rate of 3-1/4%.

                    Option 5 -  Life Annuity

                                Equal installments are paid only during the lifetime of the payee. The first payment will be on the date of settlement. Any life annuity as may be provided under this option is calculated using an interest rate of 3-1/2%.

                    Option 6 -  Payments of a specified amount

                                Equal installments of a specified amount, out of the principal sum and interest on that sum, are paid until the principal sum remaining is less than the amount of the installment. When that happens, the principal sum remaining with accrued interest will be paid as a final payment. The first payment will be on the date of settlement. The payments will include interest on the principal sum remaining at a rate guaranteed to at least equal 3% per year. This interest will be credited at the end of each year. If the amount of interest credited at the end of a year exceeds the income payments made in the last 12 months, that excess will be paid in one sum on the date credited.

                    Option 7 -  Joint survivorship annuity with 10-year period certain. The first payment will be on the date of settlement. Equal income installments are paid until the latest of:

                                (A)  The end of the 10-year period certain.

                                (B)  The death of the insured.

                                (C)  The death of the other named annuitant.

                                The other annuitant must be named at the time this option is elected and cannot later be changed. That annuitant must have an adjusted age as defined in Part 9 of at least 40. The joint survivorship annuity provided under this option is calculated by using an interest rate of 3-3/8%.

                    We may offer other payment options or alternative versions of the options listed in the above section.

ADDITIONAL INTEREST In addition to:

                    (A) the interest of 3% per year guaranteed on the principal sum remaining with us under Options 2 or 6; and

                    (B) the interest of 3% per year included in the installments payable under Option 3.

                    We will pay or credit at the end of each year such additional interest as we may declare.

                    PART 9: TABLES OF PAYMENT OPTION AMOUNTS

                    The installment amounts shown in the tables that follow are shown for each $1,000 applied. Amounts for payment frequencies, periods or ages not shown will be furnished upon request. Under Options 4 and 5, the installment amount for younger ages than shown will be the same as for the first age shown and for older ages than shown it will be the same amount as for the last age shown.

                    The term "age" as used in the tables refers to the adjusted age. Under Options 4 and 5, the adjusted age is defined as follows:

                    (A) For surrender values, the age of the payee on the payee's birthday nearest to the policy anniversary nearest the date of surrender.

                    (B) For death proceeds, the age of the payee on the payee's birthday nearest the effective date of the payment option elected.

                    Under Option 7, the adjusted age is the age on the birthday nearest to the policy anniversary nearest the date of surrender.



                OPTION 3  -  PAYMENTS  FOR  A  SPECIFIED  PERIOD

------------------------------------------------------------------------------------------------------------------
Number of Years               5         6         7         8         9        10        11        12        13
------------------------------------------------------------------------------------------------------------------

Annual Installments$       211.99    179.22    155.83    138.31    124.69    113.82    104.93     97.54     91.29
------------------------------------------------------------------------------------------------------------------
Mo. Installment  $          17.91     15.14     13.16     11.68     10.53      9.61      8.86      8.24      7.71
------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------
Number of Years              14        15        16        17        18        19        20        25        30
------------------------------------------------------------------------------------------------------------------
Annual Installments$        85.95     81.33     77.29     73.74     70.59     67.78     65.26     55.76     49.53
------------------------------------------------------------------------------------------------------------------
Mo. Installment $            7.26      6.87      6.53      6.23      5.96      5.73      5.51      4.71      4.18
------------------------------------------------------------------------------------------------------------------


             *OPTION 4 - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN



 Age   Installment Refund  10 Yrs.  Certain    20 Yrs.   Certain     Age     Installment  Refund  10 Yrs. Certain   20 Yrs.  Certain
       ---------------------------------------------------------             -------------------------------------------------------
 of                                                                  of
Payee   Male     Female     Male     Female     Male     Female     Payee     Male     Female     Male     Female     Male    Female
------------------------------------------------------------------------------------------------------------------------------------

 10     $3.08     $3.03     $3.08     $2.99     $3.00     $2.84      50       $4.36     $4.12     $4.50     $4.10     $4.28    $3.99
 15      3.14      3.09      3.15      3.04      3.07      3.00      55        4.76      4.47      4.95      4.47      4.61     4.31
 20      3.22      3.16      3.24      3.11      3.15      3.07      60        5.28      4.93      5.54      4.96      4.97     4.67
 25      3.33      3.24      3.34      3.20      3.25      3.15      65        5.97      5.54      6.30      5.63      5.29     5.06
 30      3.45      3.35      3.47      3.30      3.38      3.25      70        6.91      6.39      7.24      6.50      5.43     5.31
 35      3.61      3.48      3.64      3.43      3.55      3.38      75        8.21      7.57      8.26      7.56      5.44     5.40
 40      3.80      3.64      3.86      3.60      3.74      3.54      80       10.04      9.26      9.12      8.60      5.46     5.46
 45      4.05      3.85      4.14      3.82      3.99      3.74      85       12.61     11.68      9.60      9.31      5.46     5.46
------------------------------------------------------------------------------------------------------------------------------------

                              OPTION 5 LIFE ANNUITY



--------------------------------------------------------------------------------
 Age                                         Age
 of                                          of
Payee          Male          Female         Payee         Male          Female
--------------------------------------------------------------------------------

  10          $3.17          $3.12            50         $4.62          $4.28
  15           3.24           3.18            55          5.12           4.68
  20           3.32           3.25            60          5.79           5.24
  25           3.42           3.34            65          6.75           6.04
  30           3.56           3.44            70          8.15           7.22
  35           3.73           3.58            75         10.26           9.03
  40           3.95           3.75            80         13.54          11.88
  45           4.24           3.98            85         18.72          16.54
--------------------------------------------------------------------------------


       * OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN


----------------------------------------------------------------------------------------------------------------------------------
 Age of     Age of Insured        Age of       Age of Insured       Age of     Age of Insured       Age of      Age of Insured
 Other    ---------------------   Other     ---------------------   Other    --------------------   Other     -------------------
Annuitant                        Annuitant                         Annuitant                       Annuitant
                Male                               Male                             Female                          Female
   F                                 F                                  M                               M
            55      60      65               55      60     65                 55      60      65              55     60     65
----------------------------------------------------------------------------------------------------------------------------------
   40     $3.62   $3.64   $3.65     60     $4.43   $4.64   $4.82      40     $3.72   $3.77   $3.80      60   $4.34  $4.64   $4.93
   45      3.80    3.83    3.86     65      4.61    4.93    5.23      45      3.89    3.97    4.03      65    4.44   4.82    5.23
   50      4.00    4.07    4.12     70      4.75    5.18    5.63      50      4.06    4.19    4.31      70    4.50   4.95    5.48
   55      4.22    4.34    4.44     75      4.86    5.36    5.96      55      4.22    4.43    4.61      75    4.54   5.03    5.65
----------------------------------------------------------------------------------------------------------------------------------


                *Minimum monthly income for each $1,000 applied.

            Flexible Premium Variable Universal Life Insurance Policy

The death benefit and other values provided under this policy are based on the rates of interest, credited on any amounts allocated to the Guaranteed Interest Account and the investment experience of the subaccounts within our Separate Account to which your premiums are allocated. Thus, the death benefit and other values may increase or decrease in amount or duration. See Part 7 for a description of how the death benefit is determined.

                          Eligible for Annual Dividends

                    AMENDMENT PERMITTING FACE AMOUNT
                    INCREASES

                    This amendment is part of the policy to which it is attached.

REQUEST FOR         The following new provision is added to Part 7 of the
INCREASES           policy.

                    At any time within 90 days prior to a policy anniversary, you may request an increase in the face amount of this policy to take effect beginning on that anniversary. If we approve the request, such anniversary will be shown as the issue date for such increase on the Revised Schedule Pages we send to you reflecting the change. We reserve the right to limit increases in face amount All requests to increase the face amount must be applied for on a supplemental application and will be subject to evidence of the insured's insurability satisfactory to us. The insured must be alive on the issue date, and you must also pay to us in advance such issue premium for the increase as we may require according to our published rules then in effect. If no issue premium is required, the increase will not take effect unless the cash surrender value on the issue date at least equals the monthly deduction for the total combined face amount. The Issue Expense Charge for Face Amount increases is $3.00 per thousand of increase up to a maximum charge of $150.00.

                    We will send you Revised Schedule Pages reflecting the change. We reserve the right to further require that the policy be returned to us so that we may incorporate the change.

RIGHT TO CANCEL     The RIGHT TO CANCEL provision on the Cover Page of this
                    policy is amended to further provide that you have the right to cancel any increase in the face amount provided by us under this policy pursuant to your request, within a limited time as stated below. The increase in face amount may be cancelled by returning the policy to us at the following address:

                            Phoenix Home Life Mutual Insurance Company
                            Variable and Universal Life Administration
                                           P.O. Box 810
                               Greenfield, Massachusetts 01302-0810

                    To effect such cancellation the policy, including the Revised Schedule Pages, must be returned to us before the latest of:

                    1. 10 days after the new Revised Schedule Page shcwing such increase in the face amount is delivered to you; or

                    2. 10 days after a Notice of Right to Cancel is delivered to you; or

                    3. 45 days after Part 1, of the supplementary application for such increased face amount is signed.

                    Upon any such cancellation we will refund the higher of any paid issue premium required by us for the increase or the sum of any monthly deductions and any other fees and charges made under this policy for the increase in face amount.

TOTAL PREMIUM LIMIT The Total Premium Limit provision of Part 4 of the policy is amended to additionally reflect that the total premium limit may change due to the following:

                         d.     an increase in face amount

MONTHLY DEDUCTION   The Monthly Deduction provision of Part 4 of the policy is amended to add to the list of monthly deductions the following:

                         f. a monthly pro-rata portion of the Issue Expense Charge for Face Amount Increases during the policy year immediately following the date of the Face Amount Increase.

CONTESTABILITY      The Contestability provision of Part 2 is amended to read as follows:

                         We rely on all statements made by or for the insured in the written application. These statements are considered to be representations and not warranties.
                         We can contest the validity of this policy and any coverage under it for any material misrepresentation of fact. To do so, however, the misrepresentation must be contained in an application and the application must be attached to the policy when issued or made a part of this policy when a change is made.

                         We cannot contest the validity of the original face amount of this policy after it has been in force during the insured's lifetime for two years from its Policy Date. Any such contest will be based on the application for this policy.

                         We cannot contest the validity of any increase in face amount after the policy has been in force during the insured's lifetime for two years from the issue date of the increase. Any such contest will be based on the supplemental application for the increase.

                    If we contest the validity of all or a portion of the face amount provided under this policy, the amount we pay with respect to such portion of the face amount will be limited to the higher of a return of any paid issue premium required by us for the increase or the sum of any monthly deductions made under this policy for the contested face amount.

SUICIDE The Suicide provision of Part 2 is amended to read as follows:

                         If within two years from the Policy Date the insured dies by suicide, while sane or insane and while this policy is in force, the amount of death benefit will be limited to the policy value adjusted by the following amounts:

                         a. we add any monthly deductions made under this policy;

                         b.     we subtract any debt owed us under this policy.

                    Except for death occurring within two years of the Policy Date as already addressed above, if within two years from the issue date of an increase in face amount the insured dies by suicide, while sane or insane and while the policy is in force, the death benefit under this policy will be adjusted such that the amount of death benefit as to that increase in face amount will be limited to a pro-rata portion of the policy value corresponding to such increase adjusted by the following amount.

                         a. we add the sum of the monthly deductions corresponding to such increase;

                         b.     we subtract any debt owed us under this policy.

CASH SURRENDER      The Cash Surrender Value Provision of Part 6 is amended to
VALUE               read as follows:

                         The cash surrender value of this policy is the policy value as defined in Part 4 less any applicable surrender charge on the date of surrender and less any debt. The maximum surrender charge for a full surrender is as stated on the Schedule Page, or Revised Schedule Pages if there has been an increase in face amount.

                         The applicable surrender charge may be less than such maximum and is calculated by us in the same manner as provided under Rule 6(e)-3(T) of the Investment Company Act of 1940, or such amended federal rules as may later apply for the Separate Account under this policy to continue to qualify for exemptive relief under that Act, and reduced by such partial surrender charges as may have previously been paid since the later of the Policy Date and the issue date of the most recent increase in face amount if any. Such method of computation has been filed by us with the insurance supervisory official of the state where this rider is delivered.


WAIVER OF           Any provisions of the policy relating to endorsement shall
ENDORSEMENT         be deemed satisfied or waived as to this amendment.

                                      Phoenix Home Life Mutual Insurance Company

                    /s/ Dona D. Young                         /s/ S. Gilmore
                      Secretary                                Registrar

                    VARIABLE LIFE POLICY EXCHANGE OPTION
                    RIDER

                    This rider is a part of the policy to which it is attached. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

DEFINITIONS         The original policy is the policy to which this rider is
                    attached. The cash value of the original policy is defined as the policy's Policy Value less any applicable surrender charge.

                    A corresponding whole life policy is a policy that we offer as of the Date of Exchange which provides whole life insurance coverage with level premiums and a level face amount, based upon the issue age and risk classification of the insured under the original policy. The cash value of the corresponding whole life policy is defined as the sum of the guaranteed cash value of the base policy and the termination dividend that would then apply to that policy based on our then current dividend scale.

POLICY EXCHANGE     The owner may exchange this policy for a new policy on the
OPTION              life of the insured, without evidence of insurability, if
                    this policy has been in force for at least 15 years and the insured has attained age 65.

HOW TO EXERCISE     To exercise this option, you must file an exchange
THE OPTION          application at our Main Administrative Office.  It must be signed by you.  We must also receive:

                         a. The release of any lien against or assignment of the original policy. However, you may instead submit written approval by the lienholders or assignees of the exchange of policies in a form satisfactory to us with such other documents as we may require.

                         b. The surrender and release of the original policy.

                         c. Payment of any amounts due to us for the exchange as described in the Exchange Adjustments section below.

                    Unless otherwise provided in the exchange application, the owner and the beneficiary of the new policy will be the same as under the original policy. If the owner of the new policy is different, we will require evidence of insurable interest in the life of the insured under that new policy. The application for the original policy shall be considered part of the application for the new policy. The new policy will be issued on the basis of the exchange application, the application for the original policy and any evidence of insurability submitted for issuance of the original policy with respect to the life insured under that new policy.

                    The Date of Exchange will be the policy anniversary following the later of:

                         a.     our receipt of the exchange application;

                         b. payment of the Exchange Adjustments for the new policy; and

                         c.     our approval of insurable interest, if
                                applicable.

                    The new policy will take effect on the Date of Exchange. When the new policy takes effect, the original policy shall terminate.

THE NEW POLICY      The Policy Date of the new policy will be the same as the
                    Policy Date of the original policy.

                    The issue age of the insured under the new policy will be as shown on the Schedule Pages of the original policy.

                    The new policy will be written on any plan of whole life insurance with a level face amount and level premiums that we make available as of the Date of Exchange. The premium classification and any exclusions applicable to the new policy will be determined in accordance with our rules and practices in effect on the original policy's Policy Date.

                    The face amount of the new policy will be dependent upon the relationship of the cash value of a corresponding whole life policy to the cash value of the original Variable Universal Life policy, as of the Date of Exchange.

                         A. If the cash value of the corresponding whole life policy, for the same face amount as the original policy, would be greater than or equal to the cash value of the original policy, you may elect the face amount of the new policy from the following options:

                                1. Same Face Amount - A face amount which is the same as the face amount of the original policy.

                                2. Same Cash Value - A face amount such that the cash value of the new policy equals the cash value of the original policy as of the Date of Exchange.

                                3.   Same Net Amount at Risk - A face amount
                                     such that the excess of the face amount
                                     over the corresponding cash value on the new policy is equal to the excess of the death benefit over the cash value of the original policy as of the Date of Exchange.

                         B. If the cash value of the corresponding whole life policy, for the same face amount as the original policy, is less than the cash value of the original policy, then the face amount of the new policy would be determined based upon the same net amount at risk. Thus, the face amount of the new policy would be such that the excess of the face amount over the cash value of the new policy would be equal to the excess of the death benefit over the cash value of the original policy as of the Date of Exchange.

                                If, however, you elect to exchange this policy within 30 days of the date for which this option first becomes available to you, then you may exchange to a new policy such that the face amount on the new policy is the same as that of the original policy.

                                If the death benefit in effect under the original policy as of the Date of Exchange is equal to the "minimum death benefit" as defined in that policy, then the face amount of the new policy may be increased, if so desired, without evidence of insurability, by the lesser of 15% of the face amount of the original policy or $100,000.

                    Any rider contained in the original policy or additional riders may be included in the new policy only if we consent. The new policy will conform to all of the requirements of the jurisdiction in which it is issued regardless of any terms of this rider providing to the contrary.

                    The two year period provided for in the Incontestability and Suicide provisions of the new policy will be considered to have begun on the Policy Date of the original policy. However, new benefits not in the original policy, or an increase in benefits would be subject to a new suicide or contestability period.

EXCHANGE            The exchange is subject to the following adjustments:
ADJUSTMENTS
                         1. If the cash value under the new policy is less than that under the original policy as of the Date of Exchange, we will pay you the difference in the cash values.

                         2. If the cash value under the new policy is greater than that under the original policy as of the Date of Exchange, you must pay us 105% of the excess of the cash value of the new policy over the cash value of the original policy.

                         3. The exchange will also be subject to our receipt of repayment of the amount of any policy debt under the original policy on the Date of Exchange.

RIDER CHARGES       There are no monthly charges for this rider.

NEW POLICY PREMIUM  The rates for the new policy will be based on our published rates in effect on the Date of Exchange for the insured's age and risk classification as of the Policy Date of the original policy. Premiums for the new policy will be first due on the Date of Exchange, and thereafter as specified in the new policy.

                    This rider will terminate on the earlier of:

                         a. termination of the original policy for any reason, including, but not limited to, lapse, surrender, exchange of the policy, or death of the insured; and

                         b.     your written request to cancel this rider.

                                      Phoenix Home Life Mutual Insurance Company


                                                    /s/ Dona D. Young

                                                        Secretary

                    TEMPORARY MONEY MARKET ALLOCATION AMENDMENT

                    THIS AMENDMENT IS ISSUED AS PART OF THE POLICY TO WHICH IT IS ATTACHED IF IT IS LISTED ON THE SCHEDULE PAGE OF THE POLICY OR IN AN ENDORSEMENT AFTER THAT PAGE. YOU SHOULD THEREFORE REVIEW THE POLICY'S SCHEDULE PAGE FOR APPLICABILITY.

REFUND RIGHT AND    The refund right stated in the Right to Cancel provision on
TEMPORARY MONEY     the cover page of the policy is amended to provide for a
MARKET SUB-ACCOUNT  full refund of any premium paid less any unpaid loans and
ALLOCATION          loan interest and less any partial surrender amounts paid, if the returned policy is received by us at our Variable and Universal Life Division prior to termination of the Right to Cancel Period.

PREMIUM ALLOCATION  The provision in Part 4, entitled "Premium Allocation to
                    Sub-accounts," is amended to provide that the issue premium will temporarily be applied on its Payment Date entirely to the Money Market sub-account until termination of the Right to Cancel period stated on the cover page of the policy. UPON TERMINATION OF SUCH PERIOD WITHOUT PRIOR RECEIPT AT OUR VARIABLE AND UNIVERSAL LIFE DIVISION OF THE RETURNED POLICY FOR A REFUND, THE THEN VALUE OF THIS POLICY'S SHARE IN THE MONEY MARKET SUB-ACCOUNT WILL AUTOMATICALLY BE REALLOCATED BASED ON THE PREMIUM ALLOCATION SCHEDULE ELECTED IN THE APPLICATION OR AS LATER CHANGED BY YOU. The resultant share of this policy in the value of each of the respective sub-accounts on the date of transfer shall be in the same percentages of the then total policy value as the premium allocation percentages elected in the application or as later changed by you.

MONTHLY DEDUCTION   The provision in Part 4, entitled "Monthly Deduction," is
                    amended to provide that until termination of the Right to Cancel period stated on the cover page of the policy, the monthly deduction will be taken entirely from the Money
                    Market sub-account.


TRANSFERS           The provision in Part 6, entitled "Transfers," is amended to provide that no transfers may be made until termination of the Right to Cancel period stated on the cover page.

LOAN INTEREST       The provision in Part 6, entitled "Loan Interest" is amended to provide that, until termination of the Right to Cancel period, any debt repayments will temporarily be applied to the Money Market sub-account and reallocated in the same manner as provided above for the issue premium.

                                      Phoenix Home Life Mutual Insurance Company


                    /s/ Dona D. Young                   Robert W. Fiondella
                        Secretary                       Chief Executive Officer

                                          /s/ S. Gilmore
                                              Registrar

                    DEATH BENEFIT OPTIONS-POLICY AMENDMENT

                    This amendment is issued as a part of the policy to which it is attached. The date of issue of this amendment is the same as the Policy Date shown on the Schedule Page.

BENEFIT             While the policy is in effect but prior to the policy
DESCRIPTION         anniversary nearest the insured's 65th birthday, you have
                    the right to elect either of two death benefit options as described below. The death benefit option shall be as elected in the original application unless later changed as provided below. If no option is elected, Death Benefit
                    Option 1 shall apply.

DEATH BENEFIT       Under this option the death benefit is equal to the greater
OPTION 1            of (a) and (lb) as defined below.

                         a.     the policy's face amount on the date of death.

                         b. the minimum death benefit on the date of death as defined in Part 7 of the policy.

DEATH BENEFIT       Under this option the death benefit is equal to the greater
OPTION 2            of (a) and (lb) as defined below:

                         a. the policy's face amount on the date of death plus the policy value.

                         b. the minimum death benefit on the date of death as defined in Part 7 of the policy.

                    Under Death Benefit Option 2, on the later of the tenth policy anniversary and the policy anniversary nearest the insured's 65th birthday, the face amount will be increased by an amount equal to the policy value. From that date on, the death benefit will be equal to the greater of the face amount and the minimum death benefit as defined in Part 7 of the policy.

THE PAYEE           Any death benefit due to this amendment will be paid to the same payee and in the same manner as provided in the policy for payment of the death proceeds.

HOW TO CHANGE THE   Prior to the later of the tenth policy anniversary and the
DEATH BENEFIT       policy anniversary nearest the insured's 65th birthday you
OPTION              may request in writing that the Death Benefit Option be
                    changed from Option 1 tc Option 2, or from Option 2 to Option 1. No evidence of insurability is required. If the request is to change from Option 1 to Option 2, the face amount will be decreased by the policy value; and if the request is to change from Option 2 to Option 1, the face amount will be increased by the policy value. Any such change will be in effect on the Monthly Calculation Day coincident with or next following the day we approve the request. If Death Benefit Option 2 is in effect, the Death Benefit Option will automatically change on the later of the tenth policy anniversary and policy anniversary nearest the insured's 65th birthday from Option 2 to Option
                    1.


                                      Phoenix Home Life Mutual Insurance Company


                    /s/ Dona D. Young                    /s/ S. Gilmore
                        Secretary                            Registrar

                    DEATH BENEFIT PROTECTION RIDER

                    This rider is part of the policy to which it is attached, if it and its monthly charge are listed on the policy Schedule Pages. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

                    GENERAL

RIDER DATE          The date of this rider is as shown on the policy's Schedule
                    Pages.

MONTHLY RIDER       While this rider is in effect (either Part A, Part B or
CHARGE              both) a monthly rider charge will be included as part of the policy's monthly deduction described in Part 4 of the policy. The monthly charge is listed on the policy's
                    Schedule Pages.

RIDER TERMINATION   Unless Part A or Part B has earlier terminated as provided
DATE                below, both Part A and Part B of this rider will terminate, on the earliest of the following events:

                         1. a surrender of the policy for its full cash surrender value;

                         2.     the policy's Maturity Date;

                         3. our receipt of your written request to cancel this rider, which shall be effective as of the next Monthly Calculation Day.

                    PART A: GUARANTEED DEATH BENEFIT

                    While this Part A is in effect, on any Monthly Calculation Day that this policy would otherwise lapse due to failure of the policy's cash surrender value to cover the required monthly deduction, the policy will nonetheless continue in force during that policy month. The monthly deduction will continue to be deducted from the policy value to the extent possible, and we will waive any excess not covered. See the "Grace Period and Lapse" provision in Part 4 of the policy.

CONDITIONS          On every Monthly Calculation Day that this rider is in
                    effect and provided this Part A has not otherwise terminated as provided under the Termination section below, we will test this policy to determine whether sufficient premiums have been paid or whether the policy's then cash surrender value is sufficiently large to continue Part A of this rider in effect. Part A will remain in effect for that policy month if on that Monthly Calculation Day any of the following tests is satisfied:

                         1. Total Cumulative Premium Test - The total premium paid by you, less the sum of all partial surrender amounts paid by us, at least equals the cumulative sum of all Monthly Guarantee Premiums applicable for each policy month since the Rider Date.

                         2. Annual Cumulative Premium Test - The total premium paid by you during the current policy year, less the sum of all partial surrender amounts paid by us during such period, at least equals the cumulative sum of all Monthly Guarantee Premiums applicable for each policy month since the beginning of that policy year.

                         3. Tabular Account Value Test - The policy's cash surrender value on that Monthly Calculation Day is not less than the policy's Tabular Account Value on the policy anniversary coinciding with that Monthly Calculation Day, or the immediately preceding policy anniversary if the Monthly Calculation Day is not a policy anniversary.
                                The policy's Tabular Account Value is shown on the policy's Schedule Pages.

                    The initial Monthly Guarantee Premium applicable on the Rider Date is as shown on the policy's Schedule Pages, and may change for later months due to subsequent policy changes such as a change in face, a change in death benefit option, an extension of the Expiry Date for Part A of this rider, or the addition, change or termination of a rider. We will send you Revised Schedule Pages reflecting any such change.

TERMINATION         If on any Monthly Calculation Day none of the above
                    conditions is satisfied, a grace period of 31 days will be allowed for the payment of an amount at least equal to three times the Monthly Guarantee Premium. Part A of this rider will continue in effect during such grace period. If such premium amount is not received by us by the end of the grace period, Part A of this rider will terminate as of the end of that grace period, and for all policy months thereafter be of no further force or effect.

                    Upon termination of this Part A, the regular Grace Period and Lapse provisions described in Part 4 of the policy shall again apply.

                    Unless earlier terminated, this Part A will terminate on the first of any of the following events to occur:

                         1. if and when any debt under this policy exceeds the policy's loan value;

                         2. if and when the face amount of this policy is reduced by request for decrease or by partial surrender to an amount less than $50,000;

                         3. upon the Expiry Date shown for Part A of this rider on the policy's Schedule Pages, unless extended under the Extension provision below.

EXTENSION           Provided Part A of this rider has not previously terminated, on the Expiry Date for Part A of this rider you may request that we extend the Expiry Date for such extended period as we may agree, but not to a date beyond the policy's Maturity
                    Date. No extension will be permitted unless the policy's cash surrender value on that Expiry Date equals or exceeds the Tabular Account Value for such date as shown on the policy's Schedule Pages. We will send you Revised Schedule
                    Pages reflecting any such change in Expiry Date.


                    PART B: SPECIAL PARTIAL SURRENDER OPTION

                    While this Part B is in effect, beginning on the later of the policy anniversary nearest the insured's age 60 or the 15th policy year, the "Partial Surrender" provision in Part 6 of the policy is amended to additionally allow the following special partial surrender option. A special partial surrender under this option will cause the policy value to be reduced by only the partial surrender amount paid and the partial surrender charge. No partial surrender fee will apply. The face amount of the policy will not be reduced by the reduction in the policy value.

CONDITIONS          This special  partial  surrender  option  is  only
                    permitted for partial surrenders on a policy anniversary, and provided that the policy's then cash surrender value exceeds the Tabular Account Value for such date. In addition, the partial surrender amount paid may not exceed any of the following:

                         1. the excess of the policy's cash surrender value over the policy's then Tabular Account Value;

                         2. the greater of 5% of the policy's then cash surrender value or 2% of the policy's then Face Amount;

                         3.     $25,000.

TERMINATION         This Part B will terminate if and when Part A terminates
                    other than a termination of Part A due to attainment of its Expiry Date.

                                      Phoenix Home Life Mutual Insurance Company


                    /s/ Dona D. Young              /s/ S. Gilmore
                        Secretary                      Registrar

                    DEATH BENEFIT OPTION - POLICY AMENDMENT

                    This amendment is issued as part of the policy to which it is attached. The date of issue of this amendment is the same as the Policy Date shown on the Schedule Page.

BENEFIT DESCRIPTION While the policy is in force, you have the right to elect either of the two death benefit options as described below. The death benefit option shall be as elected in the original application unless later changed as provided below. If no option is elected, Death Benefit Option 1 shall apply.


DEATH BENEFIT       Under this option the death benefit is equal to the greater
OPTION 1            of (a) and (lb) as defined below:

                    a.   the policy's face amount on the date of death.

                    b. the minimum death benefit on the date of death as defined in Part 7 of the policy.

DEATH BENEFIT       Under this option, the death benefit is equal to the greater
OPTION 2            of (a) and (lb) as defined below.

                         a. the policy face amount on the date of death plus the policy value.

                         b. the minimum death benefit on the date of death as defined in Part 7 of the policy.

THE PAYEE           Any death benefit due to this amendment will be paid to the same payee and in the same manner as provided in the policy for payment of the death proceeds.

HOW TO CHANGE THE   While this policy is in force, you may request in writing
DEATH BENEFIT       that the Death Benefit Option be changed from Option 1 to
OPTION              Option 2, or from Option 2 to Option 1. No evidence of
                    insurability is required. If the request is to change from Option 1 to Option 2, the face amount will be decreased by the policy value; and if the request is to change from Option 2 to Option 1, the face amount will be increased by the policy value. Any such change will be in effect on the Monthly Calculation Day coincident with or next following the day we approve the request.

                                      Phoenix Home Life Mutual Insurance Company

                                               /s/ Dona D. Young
                                                   Secretary

                    ACCIDENTAL DEATH BENEFIT RIDER

                    This rider is part of the policy to which it is attached if it and its premium are listed on the Schedule Page of the policy or in an endorsement after that page. You should therefore review the policy's Schedule Page for applicability. Except as otherwise stated below, this rider is subject to all of the provisions contained in the policy.

                    Coverage under this rider will begin in effect on the Rider Date shown for this rider on the policy's Schedule Page provided:

                    a. for a Rider Date that occurs during the first policy year, the policy value on the Rider Date at least equals the full monthly deduction for the policy (including the rider charge);

                    b. for a Rider Date that occurs during the second policy year and any succeeding policy years, the policy cash surrender value on the Rider Date at least equals the full monthly deduction for the policy (including the rider charge).

RIDER BENEFIT       Subject to the terms stated in this rider we will add the
DESCRIPTION         amount stated for this rider on the policy's Schedule Page to the death proceeds payable under the policy if we receive satisfactory proof that:

                    a. the insured's death resulted, directly and independently of all other causes, from an accidental bodily injury;

                    b. such injury was effected solely through external and violent causes;

                    c. such injury was evidenced by a visible contusion or wound on the exterior of the body, except for drowning or internal injury revealed by autopsy; and

                    d.   the death occurred:

                         1.     after the date this rider took effect;

                         2.     before this rider terminates;

                         3.     while the policy is in force;

                         4.     no later than 90 days after the date of injury;
                                and

                         5. before the policy anniversary nearest the insured's 75th birthday.

EXCLUSIONS          The rider benefit will  not  be  payable  if  the  insured's death resulted directly or indirectly from, or was contributed to by, any one or more of the factors listed below:

                    a.   Physical or mental infirmity or disease.

                    b.   Medical or surgical treatment.

                    c.   Suicide while sane or insane.

                    d. Bodily injury received as the result of declared or undeclared war.

                    e. Bodily injury received as the result of international police action with force of arms by:

                         1.     any country;

                         2.     the United Nations; or

                         3.     any other assembly of nations.

                    f. Travel, flight, or descent from or with any kind of aircraft:

                         1. used for testing, experimental, military or naval purposes;

                         2. used for the purpose of the insured's descent from such aircraft while in flight, including descent by parachute; or

                         3. used for any purpose if the insured was acting as or training to become a pilot, co-pilot, crew member, or mechanic, or was acting in any capacity other than solely as a passenger.

                         A hang glider is an aircraft for the purpose of this rider.

                    g. The commission by the insured or attempt to commit an assault or crime.

                    h. Bacterial infection unless the infection occurs simultaneously with and through an accidental cut or wound.

                    i. The administration, inhalation, or taking of any drug, poison, gas or fumes, whether voluntary or otherwise, unless administered on and in accordance with the advice of the insured's physician.

RIGHT TO REQUIRE    We have the right and must be given the opportunity to
AUTOPSY             examine the body and make an autopsy, unless it is forbidden by law.

THE PAYEE           Any benefit that becomes payable under this rider will be
                    paid to the same payee and in the same manner as provided in the policy for the death proceeds.

MONTHLY RIDER       The monthly charges for coverage under this rider are
CHARGES             included in and part of the monthly deduction for the
                    policy. They are deducted on each Monthly Calculation Day until coverage under this rider terminates.

TERMINATION OF      Coverage under this rider will terminate on the earliest of:
COVERAGE UNDER
THIS RIDER          a.   full surrender of the policy;

                    b.   lapse of the policy;

                    c. the policy anniversary nearest the insured's 75th birthday;

                    d. our receipt on any Monthly Calculation Day of your written request along with the policy, to cancel coverage under this rider.

                                      Phoenix Home Life Mutual Insurance Company

                    /s/ Dona D. Young             /s/ S. Gilmore
                        Secretary                     Registrar

                    DISABILITY PAYMENT OF SPECIFIED ANNUAL
                    PREMIUM AMOUNT RIDER

                    This rider is part of the policy to which it is attached if it and its premium are listed on the Schedule Page of the policy or in an endorsement after that page. You should therefore review the policy's Schedule Page for applicability. Except as otherwise stated below this rider is subject to all of the provisions contained in the policy.

                    Coverage under this rider will begin in effect on the Rider Date shown for this rider on the policy's Schedule Page provided:

                    a. for a Rider Date that occurs during the first policy year, the policy value on the Rider Date at least equals the full monthly deduction for the policy (including the rider charge);

                    b. for a Rider date that occurs during the second policy year and any succeeding policy years, the policy cash surrender value on the Rider Date at least equals the full monthly deduction for the policy (including the rider charge).

DEFINITION OF       Incapacity of the insured as a result of bodily injury or
TOTAL DISABILITY    disease to engage for remuneration or profit in any
                    occupation for which the insured is or becomes qualified:

                    a.   by training;

                    b.   by education; or

                    c.   by experience.

                    Total disability is also defined to include the insured's entire and irrecoverable loss through bodily injury or disease of:

                    a.   the sight of both eyes;

                    b.   the use of both hands or both feet; or

                    c.   the use of one hand and one foot.

SPECIFIED ANNUAL    The specified annual premium amount as shown with respect to
PREMIUM AMOUNT      this rider on the policy's Schedule Page is the maximum
BENEFITS            amount payable under this rider during a policy year.  The specified frequency premium amount on any premium due date equals the specified annual premium amount divided by the number of premiums due during a policy year based on the premium frequency in effect for the policy on that premium due date.

                    Subject to the terms of this rider we will credit the policy with the specified frequency premium amount on each premium due date during the existence of any total disability of at least 6 months' continuous duration, but prior to the later of:

                    a. the policy anniversary nearest the insured's 65th birthday; or

                    b. one year from the date the total disability commenced if such total disability commenced within the one-year period prior to the policy anniversary nearest the insured's 65th birthday.

                    We will continue to credit the specified frequency premium amount as described above on each premium due date on or after the policy anniversary nearest the insured's 65th birthday if benefits under this rider have been credited or paid continuously during the entire 5-year period just prior to that date. In that event any such specified frequency premium amounts will continue to be credited regardless of whether total disability continues after that anniversary.

                    To the extent that the specified frequency premium amounts to be credited exceed premium amounts allowed to be paid under the policy due to the total premium limit, such excess that would otherwise be credited will be paid in cash to the owner of the policy.

                    The benefits and values under the policy will not be reduced as a result of any specified frequency premium amounts credited or paid under this rider.

LIMITATIONS AND     We will not credit or pay any specified frequency premium
CONDITIONS          amounts for premium due dates more than 1 year prior to our receipt of written notice of claim at our Main
                    Administrative Office.

                    Nor will any specified frequency premium amounts be credited or paid under this rider unless the following conditions are satisfied:

                    1. We must receive at our Main Administrative Office and during the lifetime of the insured written notice of claim and due proof that:

                         a. the insured is totally disabled at the time the proof is furnished to us; and

                         b. the insured has been so totally disabled for the entire 6-month period immediately preceding that date.

                         Any such proof will be subject to the requirements stated in the Required Proof of Disability section.

                    2. The total disability must not have directly resulted from either:

                         a. injuries willfully and intentionally self-inflicted; or

                         b. service by the insured in the military, naval, or air force of any country at war. By "war" we mean any declared war, undeclared war, or international police action with force of arms by any country, the United Nations, or any other assembly of nations.

                    3.   The total disability must have occurred:

                         a.     after this rider's Rider Date;

                         b.     after coverage under this rider begins;

                         c.     before coverage under this rider terminates; and

                         d.     while the policy is in force.

                    4. If the total disability occurs during the grace period following the due date of a premium required to keep the policy in force, that premium must first be paid to us. If we permit the premium to be paid after the grace period, the payment must include interest on such amount at a rate of 6% compounded annually.

                    5. If coverage under this rider terminates or the policy lapses or becomes void by its terms, we must receive written notice of claim no later than 1 year from that date. This condition will not apply if such notice was given as soon as reasonably possible.

REQUIRED PROOF OF   In addition to requiring proof of total disability before
DISABILITY AND ITS  granting any benefits under this rider, we have the right to
CONTINUANCE         require proof from time to time that the total disability
                    continues. As part of any such proof, we shall have the right to have a physician of our choosing conduct such physical exams of the insured as we may reasonably require.
                    After benefits under this rider have been received for a period of disability of more than 2 years, we will not require such exams more frequently than once a year.

                    Should there be a failure to furnish such proof or a refusal to permit such exams, or should the insured cease to be totally disabled before the policy anniversary nearest the insured's 65th birthday:

                    a. further specified frequency premium amounts will not be credited or paid; and

                    b. any specified frequency premium amounts already credited or paid after that date will be charged as loans against the policy unless repaid to us.

THE PAYEE OF ANY    If the insured is the owner of the policy and dies before
CASH PAYMENTS       receiving payment of any amount that becomes due, such
                    payment will be made to the same beneficiary and in the same manner as provided under the policy for payment of death benefits. We may also do this if the insured is the owner of the policy and we have evidence satisfactory to us that the insured is mentally incompetent. Upon such payment we shall no longer be liable for payment of such amount

LIMIT ON OUR RIGHT  We cannot contest the validity of this rider except for
TO CONTEST THIS     failure to pay premiums after it has been in force during
RIDER               the lifetime of the insured for 2 years from the Rider Date.

MONTHLY RIDER       The monthly charge for coverage under this rider is included
CHARGES             in and part of the monthly deduction for the policy.  It is deducted on each Monthly Calculation Day until coverage under this rider terminates.

TERMINATION OF      Coverage under this rider will terminate on the earliest of:
COVERAGE UNDER
THIS RIDER          a.   full surrender of the policy;

                    b.   lapse of the policy;

                    c.   death of the insured;

                    d. the policy anniversary nearest the insured's 65th birthday, unless continued as provided under the Specified Annual Premium Amount Benefits section; or

                    e. our receipt on any Monthly Calculation Day of your written request, along with the policy, to cancel coverage under this rider.

                                      Phoenix Home Life Mutual Insurance Company

                    /s/ Dona D. Young             /s/ S. Gilmore
                        Secretary                     Registrar

                    ADDITIONAL PURCHASE OPTION RIDER

                    This rider is part of the policy to which it is attached, if it and its monthly charge are listed in the Rider Schedule on the Schedule Page of the policy or in an Endorsement after that page. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

RIDER DATE OF ISSUE The date for this rider on the Schedule Page under the section entitled Riders and Rider Benefits.

MAXIMUM AMOUNT OF   The amount shown for this Rider on the Schedule Page under
ADDITIONAL          the section entitled Riders and Rider Benefits.
INSURANCE THAT MAY
BE PURCHASED UPON
EXERCISE OF EACH
PURCHASE OPTION

DEFINITIONS

  REGULAR OPTION    Each policy anniversary nearest each of these birthdays of
  DATES             the insured: the 25th, 28th, 31st, 34th, 37th and 40th
                    birthdays.

  ADVANCE OPTION    The date of any of the following:
  DATE
                    a.   marriage of the insured;

                    b.   live birth of a child of the insured;

                    c. legal adoption by the insured of a child under 18 years of age.

  DISABILITY RIDER  Disability Payment of Specified Annual Premium Amount Rider.

THE PURCHASE        While this rider is in effect and subject to its terms, on
OPTION              each Regular Option Date, you have the option to purchase a new policy on the life of the insured without additional evidence of insurability. The amount of insurance that you may purchase upon exercise of each option is limited to the Maximum Amount stated above. Provided it has not already been exercised, the purchase option available on the next
                    Regular Option Date will become available on an Advance
                    Option Date and may be exercised in advance. Any purchase option exercised in advance is no longer available on the next Regular Option Date.

HOW TO EXERCISE     To exercise the purchase option, you must file a written
THE PURCHASE        application with us and pay the first minimum premium for
OPTION              such additional insurance.  The application and premium must be received by us at our Main Administrative Office:

                    a.   while the insured is alive; and

                    b. no later than 60 days after the option becomes available.

                    After each Advance Option Date, coverage equal to the Maximum Amount will automatically be provided under this rider until the earlier of:

                    a. the end of the 60-day period following the Advance Option Date; or

                    b.   the date of issue of the new policy.


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


THE NEW POLICY      Premiums under the new policy will be at our then current
                    rates for the same risk classification as this policy. The new policy must be any one of the following types of insurance and currently in use by us:

                    a.   variable life

                    b.   universal life

                    c.   whole life.

ORDINARY LIFE       The new insurance will be subject to our rules then in
                    effect as to age, minimum amount and plan of insurance. It will be subject to any limitations of risk contained in your policy. It will not, however, be subject to any assignments or liens against this policy. The limit on our right to contest the validity of the new policy will operate from the Rider Date of Issue.

                    If this policy contains a Disability Rider and the insured is not totally disabled as defined in that rider when the purchase option is exercised, the new policy may contain that rider.

                    If this policy contains a Disability Rider and the insured is totally disabled under the rider when the purchase option is exercised, the new policy will contain that rider. In that case, we will waive any requirement of that rider that the disability occur after the new policy took effect. Except to the extent as provided above, our consent will be required for the new policy to include any other disability, accidental death or any other benefits.

MONTHLY RIDER       The monthly charges for coverage under this rider are
CHARGES             included in and are part of the monthly deduction for the
                    policy. They are deducted on each Monthly Calculation Day until coverage under this rider terminates. The amount of the monthly charge for this rider is shown on the schedule page of the policy.

TERMINATION OF      Subject to your right to exercise a purchase option within
THIS RIDER          60 days after an option becomes available, this rider will terminate on the earliest of:

                    a.   the death of the insured;

                    b.   lapse or surrender of this policy;

                    c. the anniversary of this policy nearest the insured's 40th birthday;

                    d. the exercise of a purchase option on an Advance Option Date occurring within the 3-year period prior to the anniversary of your policy nearest the insured's 40th birthday;

                    e. our receipt of a written request to cancel this rider; such cancellation will be effective on the next Monthly Calculation Date.

                                      Phoenix Home Life Mutual Insurance Company

                    /s/ Dona D. Young             /s/ S. Gilmore
                        Secretary                     Registrar


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


                    ACCELERATED BENEFIT RIDER

                    This rider is part of the policy to which it is attached, effective as of the Rider Date, if it is listed on the policy's Schedule Page or in an Endorsement after that page. You should therefore review the policy's Schedule Page for applicability. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

                    THE BENEFIT PAID UNDER THIS RIDER MAY BE TAXABLE. YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR REGARDING POSSIBLE TAX CONSEQUENCES.

RIDER DATE          SAME AS POLICY DATE

MAXIMUM             $300.00
ADMINISTRATIVE
CHARGE

MAXIMUM PROPORTION  75%
ALLOWABLE

MAXIMUM ACCELERATED $250,000
BENEFIT

MINUMUM REMAINING   $10,000
FACE AMOUNT

DEFINITIONS         INSURED is the person covered under the basic policy.

                    YOU (YOUR) is the owner of the policy to which this rider is attached.

                    WE (OUR, US) refers to Phoenix Home Life Mutual Insurance Company, or its subsidiaries.

                    ELIGIBLE AMOUNT is the amount of insurance under the policy that is eligible for accelerated payment. It is equal to the death benefit of the basic policy at the time of claim plus any term insurance amounts in force provided by rider on the life of the insured, which provides coverage renewable to the insured's attained age 95 or beyond, but exclusive of any other supplemental rider death benefits.

                    PROPORTION is the percentage of the Eligible Amount that will be accelerated under this rider. The Proportion is chosen by you at the time of election of an accelerated benefit, subject to the following limitations. The Proportion elected:

                         1. can be no more than the Maximum Proportion Allowable as specified in this rider;

                         2. cannot result in a remaining death benefit below the minimum as specified in this rider; and

                         3. cannot result in a Requested Benefit that exceeds the Maximum Accelerated Benefit as specified in this rider.


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


                    This rider terminates upon payment of the accelerated benefit.

                    MAXIMUM ACCELERATED BENEFIT is the amount shown on the first page of this rider. This Maximum Accelerated Benefit applies, in aggregate, to all policies issued on the insured by us.

                    REQUESTED BENEFIT is the Proportion multiplied by the Eligible Amount.

                    TERMINAL ILLNESS is an illness or condition that is expected to result in the insured's death within six months based on evidence satisfactory to us as defined under the Proof of Terminal Illness section below.


RIDER DESCRIPTION   This rider allows you to elect an accelerated benefit upon terminal illness of the insured. The election must be made by a written request signed by you. We must also receive proof satisfactory to us of the insured's terminal illness as described in the Proof of Terminal Illness section below.
                    The amount of the accelerated benefit will be adjusted as described under the Payment Made to You section below. The resulting payment will be made in a lump sum. Policy values, cash surrender values, loan values and the death benefit as specified in the policy to which this rider is attached will be reduced if you receive an accelerated benefit. There is no premium charge for this rider.

PAYMENT MADE TO     The amount of the payment made to you will be determined by
YOU                 discounting the Requested Benefit at our then current
                    discounting rate for a period of twelve (12) months, to reflect the early payment of insurance proceeds under the policy.

                    Our discounting rate will be subject to the higher of:

                         1.     5%; or

                         2. the Published Monthly Average for the calendar month ending two months before the policy anniversary on or immediately preceding the date that we receive your written request for payment under this rider.

                    The Published Monthly Average will be:

                         a. The Corporate Bond Yield Average -- Monthly Average Corporates as published by Moody's Investors Service, Inc. or any successor to that Service; or

                         b. If that Monthly Average is no longer published, a substantially similar average, established by regulation for policy loan rates issued by the insurance supervisory official of the state where the rider was delivered will be applicable.

                    If the discounting rate computed for a policy year is no more than 1/2% higher than the rate in effect for the previous policy year, then we will maintain such prior year's rate.

                    If the discounting rate computed for a policy year is no more than 1/2% lower than the rate in effect for the previous policy year, then we may, at our discretion, maintain such prior year's rate.

                    If the cash surrender value multiplied by the Proportion exceeds the discounted value, then the discounted Requested Benefit will be increased to equal such greater amount.


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


                    The discounted Requested Benefit is reduced by the Proportion of any policy debt, including any unpaid loan interest, and the Proportion of any other amounts due us from you. This result is then reduced by our then current Administrative Charge for benefits under this type of rider, not to exceed the maximum as specified in this rider. The amount that remains is the payment that will be made to you.

                    In the event that the insured dies after the written request but before we make the payment, and we receive written notice at our Main Administrative Office during this period of this event, the request will be considered void, and no payment will be made under this rider.

EFFECTS ON CONTRACT The following values will be reduced by the Proportion at the time the payment is made to you:

                         1. the future planned premium payable on the basic policy;

                         2. the face amount of the policy at the time of claim;

                         3.     the cash value (policy value);

                         4.     any remaining surrender charge;

                         5.     the cash surrender value; and

                         6. any policy debt including any unpaid loan interest.

                    If this rider is attached to a variable life insurance policy that permits fund investment in various subaccounts of our Variable Universal Life Separate Account, the reduction in policy value will be achieved through a proportionate reduction in this policy's share in the value of each subaccount based on the allocation you request at the time of your accelerated benefit request. If no allocation request is made, the assignment to each subaccount will be made in the same manner as provided for monthly deductions.

                    Future values under the policy will be determined in a manner consistent with that under the original policy, as adjusted to reflect the above reductions. We will mail to you a new policy Schedule Page reflecting any payment made under this rider.

PROOF OF TERMINAL   A licensed physician, who is not yourself or a member of
ILLNESS             your family, must provide us with evidence satisfactory to us of the insured's terminal illness. We reserve the right to obtain a second medical opinion from a physician of our choosing at our expense.

CONDITIONS          Payment under this rider is subject to the following
                    conditions:

                         1.     The policy must not have lapsed.

                         2. We will require the consent of any assignees and irrevocable beneficiaries to any request for payment under this rider.

                         3. No payments will be made under this rider to satisfy the claims, demands, or obligations of any creditor, trustee in bankruptcy or governmental agency, or arising under any court order directed against you, to the extent that we have written notice thereof.


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


RIDER TERMINATION   This rider will terminate on the earliest of:

                         1. Lapse or surrender of this policy to which it is attached.

                         2. Our receipt of your written request to terminate this rider; or

                         3.     Payment of any benefit under this rider.


                                      PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                    /s/ Dona D. Young             /s/ S. Gilmore
                        Secretary                     Registrar


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